Filed Pursuant to Rule 424(b)(5)
Registration No. 333-233213

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, nor are they soliciting offers to buy these securities in any jurisdiction where such offer or sale are not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated December 6, 2021

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 12, 2019)

7,700,000 Shares

Common Stock

We are offering 7,700,000 shares of our common stock.

Our common stock is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “GLPI”. On December 3, 2021, the last reported sale price of our common stock on Nasdaq was $45.71 per share.

To ensure that we maintain our qualification as a real estate investment trust (“REIT”) for federal income tax purposes, our articles of incorporation generally prohibit any person from beneficially or constructively owning more than 7% of outstanding shares of our common stock or more than 7% in value or number, whichever is more restrictive, of outstanding shares of all classes or series of our stock, subject to certain exceptions. See “Description of Capital Stock of GLPI—Restrictions on Ownership and Transfer” in the accompanying prospectus.

Investing in our common stock involves risks. You should carefully read and consider the “Risk Factors” on page S-10 of this prospectus supplement and beginning on page 22 of our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

No gaming or regulatory agency has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters have agreed to purchase the shares of common stock from us at a price of $                 per share, which will result in approximately $                 million of aggregate proceeds to us before expenses. The shares may be offered by the underwriters from time to time to purchasers directly or through agents, or through brokers in brokerage transactions on Nasdaq, or to dealers in negotiated transactions or in a combination of such methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. See “Underwriting”.

We have granted the underwriters an option to purchase up to an additional 1,155,000 shares of common stock from us at a price of $                per share for 30 days after the date of this prospectus supplement.

Delivery of the shares of common stock is expected to be made on or about                , 2021 through the facilities of The Depository Trust Company.

BofA Securities	Wells Fargo Securities	Citigroup	Mizuho Securities

The date of this prospectus supplement is                , 2021.

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering and also adds to and updates information in the accompanying prospectus and the documents incorporated by reference herein and therein. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read this entire document, including this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. In the event that the description of this offering varies between this prospectus supplement and the accompanying prospectus or any document incorporated by reference herein or therein filed prior to the date of this prospectus supplement, you should rely on the information contained in this prospectus supplement; provided that, if any statement in one of these documents is inconsistent with a statement in another document having a later date, the statement in the document having the later date modifies or supersedes the earlier statement. The accompanying prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a shelf registration statement. Under the shelf registration process, from time to time, we may offer and sell securities in one or more offerings.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, and any “free writing prospectus” we authorize to be delivered to you. We have not, and the underwriters have not, authorized anyone to provide you with any information other than information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, and any “free writing prospectus” we have authorized for use in connection with this offering. If anyone provides you with different or additional information, you should not rely on it. This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, and any authorized “free writing prospectus” are not an offer to sell or the solicitation of an offer to buy any securities other than the registered shares of our common stock to which this prospectus supplement relates, nor is this prospectus supplement, the accompanying prospectus, including the documents incorporated by reference herein and therein, or any “free writing prospectus” we have authorized for use in connection with this offering, an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should assume that the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, and any “free writing prospectus” we have authorized for use in connection with this offering, is accurate only as of their respective dates regardless of the time of delivery of this prospectus supplement, the accompanying prospectus and any such “free writing prospectus”. Our business, financial condition, results of operations and prospects may have changed since those dates.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, and any “free writing prospectus” we have authorized for use in connection with this offering in making your investment decision. See “Information Incorporated by Reference” in this prospectus supplement and in the accompanying prospectus, and “Where You Can Find More Information” in the accompanying prospectus.

This prospectus supplement and the accompanying prospectus contain, or incorporate by reference, forward-looking statements. Such forward-looking statements should be considered together with the cautionary statements and important factors included or referred to in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein. See the section titled “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus supplement and in the accompanying prospectus.

Unless otherwise stated, we have assumed throughout this prospectus supplement that the underwriters’ option to purchase additional shares from us is not exercised.

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References in this prospectus supplement to:

•	“GLPI”, “Company”, “we”, “our” and “us” refer to Gaming and Leisure Properties, Inc. and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated; and

•

“Operating Partnership” refer to GLP Capital, L.P., a Pennsylvania limited partnership through which Gaming and Leisure Properties, Inc. owns substantially all of its assets and of which it is the sole general partner.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, and in any “free writing prospectus” that we have authorized for use in connection with this offering, may constitute “forward-looking statements” within the meaning of the safe harbor from civil liability provided for such statements by the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, concern our business strategy, plans and objectives, including, but not limited to, statements regarding our ability to grow our portfolio of gaming facilities and to secure additional avenues of growth beyond the gaming industry, our intended use of proceeds from this offering, and the extent and duration of the economic and social disruptions related to the novel coronavirus COVID-19 (“COVID-19”) pandemic on our and our tenants’ operations. In addition, statements preceded by, followed by or that otherwise include the words “believe”, “expect”, “anticipate”, “intend”, “project”, “estimate”, “plan”, “may increase”, “may fluctuate” and similar expressions, or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. The following factors, among others, could affect our future results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements:

•

the COVID-19 pandemic had, and may continue to have, a significant impact on our tenants’ financial conditions and operations. As a result of the outbreak, our casino operations and those of our tenants were forced to close temporarily at the onset of the COVID-19 pandemic, as federal, state and local officials undertook various steps to mitigate the spread of infections from COVID-19. Although our tenants’ operations have recommenced operations to strong results and our tenants have improved their liquidity profiles, there can be no assurance whether these encouraging results will continue in future periods, particularly with the potential for continued increased transmission from new strains of COVID-19;

•

the current and uncertain future impact of the COVID-19 pandemic, including its effect on the ability or desire of people to gather in large groups (including in casinos), which is expected to impact our financial results, operations, outlooks, plans, goals, growth, cash flows, liquidity, and stock price;

•	the impact that unemployment levels and uncertainty with respect to the future state of the economy could have on discretionary consumer spending, including on casino operations;

•	fluctuating interest rates, inflation, and the potential phasing out of the London Interbank Offered Rate;

•	unforeseen consequences related to U.S. government stimulus packages;

•	the availability of and the ability to identify suitable and attractive acquisition and development opportunities and the ability to acquire and lease the respective properties on favorable terms;

•

our ability to successfully consummate the Cordish Acquisitions (as defined below) and related transactions, including the ability of the parties to satisfy the various conditions to closing, including receipt of all required regulatory approvals, or other delays or impediments to completing the proposed transactions;

•	the degree and nature of our competition;

•

the ability to receive, or delays in obtaining, the regulatory approvals required to own and/or operate our properties, or other delays or impediments to completing our planned acquisitions or projects;

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•

our ability to maintain our status as a REIT, given the highly technical and complex Internal Revenue Code provisions for which only limited judicial and administrative authorities exist, where even a technical or inadvertent violation could jeopardize REIT qualification and where requirements may depend in part on the actions of third parties over which we have no control or only limited influence;

•	the satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis in order to maintain our REIT status;

•

the ability and willingness of our tenants, operators and other third parties to meet and/or perform their obligations under their respective contractual arrangements with us, including lease and note requirements and in some cases, their obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities;

•

the ability of our tenants and operators to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including, without limitation, to satisfy obligations under their existing credit facilities and other indebtedness;

•

the ability of our tenants and operators to comply with laws, rules and regulations in the operation of our properties, to deliver high quality services, to attract and retain qualified personnel and to attract customers;

•	the ability to generate sufficient cash flows to service our outstanding indebtedness;

•	the access to debt and equity capital markets, including for acquisitions or refinancings due to maturities;

•	adverse changes in our credit rating;

•	the impact of global or regional economic conditions;

•	availability of qualified personnel and our ability to retain our key management personnel;

•	changes in U.S. tax law and other state, federal or local laws, whether or not specific to real estate, REITs or the gaming, lodging or hospitality industries;

•	changes in accounting standards;

•	the impact of weather or climate events or conditions, natural disasters, acts of terrorism and other international hostilities, war or political instability; and

•	other risks inherent in the real estate business, including potential liability relating to environmental matters and illiquidity of real estate investments.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We expressly disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, or new information, data or methods, future events or other changes. Accordingly, investors should use caution in relying on past forward-looking statements, which were based on results and trends at the time they were made, to anticipate future results or trends. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section titled “Risk Factors”, as well as the risks incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2020 (“2020 10-K”) and other reports filed with the SEC.

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PRESENTATION OF NON-GAAP FINANCIAL INFORMATION

Funds From Operations (“FFO”), Adjusted Funds From Operations (“AFFO”) and Adjusted Earnings before Interest, Tax, Depreciation and Amortization (“Adjusted EBITDA”), which are presented in this prospectus supplement, are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). We use these non-GAAP financial measures as performance measures for benchmarking against our peers and as internal measures of business operating performance, which is used as a bonus metric. We believe FFO, AFFO and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of our current business. This is especially true since these measures exclude real estate depreciation and we believe that real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time.

FFO, AFFO and Adjusted EBITDA are non-GAAP financial measures that are considered supplemental measures for the real estate industry and supplements to GAAP measures. The National Association of Real Estate Investment Trusts defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property and real estate depreciation. We define AFFO as FFO excluding stock based compensation expense, the amortization of debt issuance costs, bond premiums and original issuance discounts, other depreciation, the amortization of land rights, straight-line rent adjustments, direct financing lease adjustments, gains on sale of operations, net of tax, and losses on debt extinguishment, retirement costs and goodwill and loan impairment charges, reduced by maintenance capital expenditures. Finally, we define Adjusted EBITDA as net income excluding interest, taxes on income, depreciation, gains or losses from sales of property and operations, net of tax, stock based compensation expense, straight-line rent adjustments, direct financing lease adjustments, the amortization of land rights, and losses on debt extinguishment, retirement costs and goodwill and loan impairment charges.

FFO, AFFO and Adjusted EBITDA are not recognized terms under GAAP. These non-GAAP financial measures: (i) do not represent cash flows from operations as defined by GAAP; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flows as a measure of liquidity. In addition, these measures should not be viewed as an indication of our ability to fund our cash needs, including to make cash distributions to our shareholders, to fund capital improvements, or to make interest payments on our indebtedness. Investors are also cautioned that FFO, AFFO and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other real estate companies, including real estate investment trusts due to the fact that not all real estate companies use the same definitions. Our presentation of these measures does not replace the presentation of our financial results in accordance with GAAP.

For reconciliations of our net income to FFO, AFFO and Adjusted EBITDA, see the section titled “Prospectus Supplement Summary—Summary Historical Consolidated Financial Information”.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference herein and therein, and does not contain all of the information that may be important to you. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference, including the “Risk Factors” section beginning on page S-10 of this prospectus supplement, as well as the risks incorporated by reference from our 2020 10-K, before making an investment decision regarding our common stock.

About Our Company

GLPI is a self-administered and self-managed Pennsylvania REIT, the primary business of which consists of acquiring, financing and owning real estate property to be leased to gaming operators in triple-net lease arrangements. As of September 30, 2021, our portfolio consisted of interests in 50 gaming and related facilities, including the real property associated with 34 gaming and related facilities operated by Penn National Gaming, Inc. (“Penn”), the real property associated with seven gaming and related facilities operated by Caesars Entertainment Corporation (“Caesars”), the real property associated with four gaming and related facilities operated by Boyd Gaming Corporation (“Boyd”), the real property associated with two gaming and related facilities operated by Bally’s Corporation (“Bally’s”) and the real property associated with the Casino Queen Holding Company Inc. (“Casino Queen”) in East St. Louis, Illinois. These facilities, which are 100% occupied, are geographically diversified across 17 states and contain approximately 25.3 million square feet.

As of September 30, 2021, the majority of our earnings are the result of rental revenues we receive from our triple-net master leases with Penn, Caesars, Boyd and Bally’s. Additionally, we receive rental revenue under four triple-net single-property leases. In addition to rent, tenants are required to pay the following under triple-net leases: (i) all facility maintenance costs, (ii) all insurance required in connection with the leased properties and the business conducted on the leased properties, including coverage of the landlord’s interests, (iii) taxes levied on or with respect to the leased properties (other than taxes on the income of the lessor), and (iv) all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties.

GLPI was incorporated on February 13, 2013, as a wholly-owned subsidiary of Penn. On November 1, 2013, Penn contributed to GLPI, through a series of internal corporate restructurings, substantially all of the assets and liabilities associated with Penn’s real property interests and real estate development business, and then spun-off GLPI to the holders of Penn’s common and preferred stock in a tax-free distribution.

Penn Master Lease and Casino Queen Lease

GLPI owns substantially all of Penn’s real property assets and leases back most of those assets to Penn for use by its subsidiaries under a unitary triple-net master lease (the “Penn Master Lease”). The term of the Penn Master Lease expires on October 31, 2033, with no purchase option, followed by three five-year renewal options (exercisable by the tenant) on the same terms and conditions. GLPI also leases the Casino Queen property in East St. Louis, Illinois to Penn on a triple-net basis on terms similar to those in the Penn Master Lease.

Amended Pinnacle Master Lease, Boyd Master Lease and Belterra Park Lease

In April 2016, GLPI acquired substantially all of the real estate assets of Pinnacle Entertainment Inc. (“Pinnacle”) for approximately $4.8 billion. GLPI originally leased these assets back to Pinnacle under a unitary triple-net lease, the term of which expires on April 30, 2031, with no purchase option, followed by four five-year renewal options (exercisable by the tenant) on the same terms and conditions (the “Pinnacle Master Lease”). In October 2018, GLPI completed the previously announced transactions with Penn, Pinnacle and Boyd to accommodate Penn’s acquisition of the majority of Pinnacle’s operations (the “Penn-Pinnacle Merger”). Concurrent with the Penn-Pinnacle Merger, GLPI amended the Pinnacle Master Lease to allow for the sale of the operating assets of Ameristar Casino Hotel Kansas City, Ameristar Casino Resort Spa St. Charles and Belterra Casino Resort from Pinnacle to Boyd (the “Amended Pinnacle Master Lease”) and entered into a new unitary triple-net master lease with Boyd for these properties (the “Boyd Master Lease”) on terms similar to the Amended Pinnacle Master Lease. The current term of the Boyd Master Lease expires on April 30, 2026, with no purchase option, followed by five five-year renewal options (exercisable by the tenant) on the same terms and conditions. GLPI also purchased the real estate assets of Plainridge Park Casino from Penn for $250.0 million, exclusive of transaction fees and taxes, and added this property to the Amended Pinnacle Master Lease. The Amended Pinnacle Master Lease was assumed by Penn at the consummation of the Penn-Pinnacle Merger. GLPI also entered into a mortgage loan agreement with Boyd in connection with Boyd’s acquisition of Belterra Park Gaming & Entertainment (“Belterra Park”) whereby GLPI loaned Boyd $57.7 million (the “Belterra Park Loan”). In May 2020, GLPI acquired the real estate of Belterra Park in satisfaction of the Belterra Park Loan, subject to a long-term lease (the “Belterra Park Lease”) with a Boyd affiliate operating the property. The Belterra Park Lease terms are consistent with the Boyd Master Lease.

Meadows Lease

In September 2016, GLPI leased the real estate assets of the Meadows Racetrack and Casino to Penn pursuant to a single property triple-net lease, the current term of which expires on September 9, 2026, with no purchase option, followed by three five-year renewal options and one four-year renewal option (exercisable by the tenant) on the same terms and conditions.

Amended and Restated Caesars Master Lease

In October 2018, GLPI acquired certain real property assets from Tropicana Entertainment Inc. (“Tropicana”) for an aggregate cash purchase price of $964.0 million, exclusive of transaction fees and taxes (the “Tropicana Acquisition”). Concurrent with the Tropicana Acquisition, Eldorado Resorts, Inc. (now d/b/a as Caesars) acquired the operating assets of these properties from Tropicana and leased the real estate assets from GLPI pursuant to a unitary triple-net master lease with an initial term of 15 years, with no purchase option, followed by four five-year renewal options (exercisable by the tenant) on the same terms and conditions (the “Caesars Master Lease”). In June 2020, GLPI amended and restated the Caesars Master Lease (as amended, the “Amended and Restated Caesars Master Lease”) to, (i) extend the initial term of 15 years to 20 years, with renewals of up to an additional 20 years at the option of Caesars, (ii) remove the variable rent component in its entirety commencing with the third lease year, (iii) in the third lease year, increase annual land base rent to approximately $23.6 million and annual building base rent to approximately $62.1 million, (iv) provide certain fixed escalation percentages, (v) subject to the satisfaction of certain conditions, permit Caesars to elect to replace the Tropicana Evansville and/or Tropicana Greenville properties under the Amended and Restated Caesars Master Lease with certain Caesars gaming properties, (vi) permit Caesars to elect to sell its interest in Belle of Baton Rouge and sever it from the Amended and Restated Caesars Master Lease (with no change to the rent obligation to GLPI), subject to the satisfaction of certain conditions, and (vii) provide certain relief under the operating, capital expenditure and financial covenants thereunder in the event of facility closures due to pandemics, governmental restrictions and certain other instances of unavoidable delay. In December 2020, GLPI and Caesars completed an Exchange Agreement (the “Exchange Agreement”) with subsidiaries of Caesars, pursuant to which Caesars transferred to GLPI the real estate assets of Isle Casino Waterloo and Isle Casino Bettendorf in exchange for the transfer by GLPI to Caesars of the real property assets of Tropicana Evansville, plus a cash payment of $5.7 million. In connection with the Exchange Agreement, the annual building base rent was increased to $62.5 million and the annual land component was increased to $23.7 million.

Lumière Place Lease

In October 2018, GLPI entered into a loan agreement with Caesars in connection with the acquisition by Caesars of Lumière Place Casino (“Lumière Place”), whereby GLPI loaned Caesars $246.0 million (the “CZR Loan”). The CZR Loan bore interest at a rate equal to: (i) 9.09% until October 1, 2019, and (ii) 9.27% until maturity. In June 2020, GLPI received approval from the Missouri Gaming Commission to own the Lumière Place property in satisfaction of the CZR Loan. In September 2020, the transaction closed and GLPI entered into a new triple-net lease with Caesars (the “Lumière Place Lease”), the initial term of which expires on October 31, 2033, followed by four five-year renewal options (exercisable by the tenant) on the same terms and conditions. The rent under the Lumière Place Lease is subject to annual escalators of up to 2%.

Tropicana Las Vegas

In April 2020, GLPI acquired the real property associated with the Tropicana Las Vegas from Penn in exchange for rent credits of $307.5 million. An affiliate of Penn operates the casino and hotel business of Tropicana Las Vegas pursuant to a triple-net lease for nominal rent for the earlier of two years (subject to three one-year extensions at GLPI’s option) or until the Tropicana Las Vegas is sold.

In April 2021, Bally’s agreed to acquire GLPI’s non-land real estate assets and Penn’s outstanding equity interests in Tropicana Las Vegas for $150.0 million. GLPI will retain ownership of the land and concurrently enter at the closing of the transaction into a 50-year ground lease with an initial annual rent of $10.5 million. The ground lease will be supported by a Bally’s corporate guarantee and cross-defaulted with the Bally’s Master Lease. This transaction is expected to close in early 2022.

Morgantown Lease

In October 2020, GLPI acquired the land under Penn’s gaming facility under construction in Morgantown, Pennsylvania in exchange for $30.0 million in rent credits. GLPI is leasing the land back to an affiliate of Penn for an initial annual rent of $3.0 million, subject to annual escalators.

Hollywood Casino Baton Rouge

In November 2020, GLPI entered into a definitive agreement to sell the operations of Hollywood Casino Baton Rouge to Casino Queen for $28.2 million. GLPI will retain ownership of all real estate assets at Hollywood Casino Baton Rouge and will simultaneously enter into a triple-net master lease with Casino Queen, which will include Casino Queen in East St. Louis that is currently leased by GLPI to them and Hollywood Casino Baton Rouge. The initial annual cash rent will be approximately $21.4 million, subject to annual escalators, with an initial term of 15 years, followed by four five-year renewal options (exercisable by the tenant) on the same terms and conditions. GLPI will have a right of first refusal with Casino Queen for other sale leaseback transactions up to $50.0 million over the next two years. The transaction is expected to close by end of 2021, subject to regulatory approvals and customary closing conditions.

Bally’s Master Lease

In June 2021, GLPI reacquired the real property assets of Tropicana Evansville from Caesars for a cash purchase price of approximately $340.0 million in conjunction with the acquisition by a subsidiary of Bally’s of 100% of the equity interests in the Caesars subsidiary that operated Tropicana Evansville. In addition, GLPI acquired the real estate assets of the Dover Downs Hotel & Casino, located in Dover, Delaware, from Bally’s (which is also the operator of the property), for a cash purchase price of approximately $144.0 million. The Tropicana Evansville and Dover Downs Hotel and Casino facilities were added to a new master lease between GLPI and Bally’s (the “Bally’s Master Lease”), with an initial term of 15 years, with no purchase option, followed by four five-year renewal options (exercisable by the tenant) on the same terms and conditions. Rent under the Bally’s Master Lease is $40.0 million annually, subject to annual escalators of up to 2% based on CPI.

Hollywood Casino Perryville

In July 2021, GLPI sold the operations of Hollywood Casino Perryville to Penn for $31.1 million. The real estate assets are being leased to Penn on a triple net basis for an initial annual rent of $7.77 million, $5.83 million, subject to annual escalators.

Recent Developments

COVID-19 Pandemic Operations Updates

The COVID-19 pandemic has had a material negative impact on national, regional and local economies, resulting in economic contraction and a significant increase in unemployment. Federal, state and local authorities have taken steps to prevent and mitigate the spread of COVID-19, including mandatory shutdowns of non-essential businesses, “shelter-in-place” or “stay-at-home” orders, social distancing guidelines and travel restrictions. Mandated casino closures around the country have had a temporary negative impact on our tenants’ and our own operating results. As of the date of this prospectus supplement, authorities have allowed re-openings of casinos across the country, subject to safety protocols and capacity constraints, and all our properties are currently opened in compliance with governmental restrictions.

We have significant leases that have components of rent based on a percentage of the net revenues generated by the properties in the applicable leases as well as escalation clauses based on the applicable leases’ adjusted revenues to rent ratios exceeding certain levels. On May 1, 2021, full escalators were achieved on the Pinnacle Master Lease, the Boyd Master Lease and the Belterra Park Lease that increased annualized rent by $6.1 million. On November 1, 2021, a full escalator was achieved on the Penn Master Lease that increased annualized rent by $5.6 million. We believe results at our tenants’ operations since they have reopened are benefiting from significant levels of pent up demand, implementation of cost savings initiatives, federal stimulus and reduced competitive entertainment offerings.

Portfolio Updates

Cordish Acquisitions and Related Leases

On December 6, 2021, we entered into definitive agreements to acquire the real property assets of Live! Casino & Hotel Maryland, Live! Casino & Hotel Philadelphia, and Live! Casino Pittsburgh, including applicable long-term ground leases (collectively, the “Cordish Acquisitions”), from affiliates of The Cordish Companies (“Cordish”). The three properties have an aggregate real estate purchase price payable by us of approximately $1.81 billion, to be comprised of approximately $795.2 million in qualified debt assumption (to be satisfied by us), approximately $323.0 million of newly-issued units of limited partnership interest in our Operating Partnership (“OP Units”), and the balance in cash.

Simultaneous with the closing of the Cordish Acquisitions, we will enter into a new triple-net master lease with affiliates of Cordish for Live! Casino & Hotel Philadelphia, and Live! Casino Pittsburgh, as well a single asset lease for Live! Casino & Hotel Maryland. Both the master lease and the single asset lease will have an initial term of 39 years, one 11-year renewal option and one 10-year renewal option (both exercisable by the tenant). The initial annual cash rent for all three properties will be $125.0 million, with a 1.75% fixed yearly escalator on the entirety of the rent commencing on the second anniversary of the lease, representing an initial implied capitalization rate of 6.9%.

The acquisition and lease of Live! Casino & Hotel Maryland are expected to close in late-2021, and the acquisition and lease of Live! Casino & Hotel Philadelphia and Live! Casino Pittsburgh are expected to close in early-2022, in each case subject to receipt of required regulatory approvals, financing and other customary closing conditions. In connection with the issuance of OP Units at the closing of each transaction, we intend to enter into limited tax protection agreements with the applicable Cordish affiliates pursuant to which the Operating Partnership will agree to minimize the tax consequences to Cordish resulting from the taxable sale or other disposition of the applicable properties within a specified period and to maintain certain minimum levels of indebtedness allocable to each protected partner for tax purposes.

We expect to fund the total cash consideration payable by us for the Cordish Acquisitions using the proceeds from this offering, cash on hand, borrowings under our revolving credit facility and/or with funds from additional financing arrangements, which may include issuances of debt and equity securities, or a combination thereof. The sources of financing actually used will depend upon a variety of factors, including market conditions. This offering is not conditioned upon the successful completion of the Cordish Acquisition and there is no assurance that the Cordish Acquisition will be consummated on the anticipated schedule or at all.

In addition to the real estate transactions for the Maryland and Pennsylvania properties described above, we and Cordish have agreed to collaborate on a range of future real estate and development opportunities, including a five-year right of first offer and refusal for GLPI on any sale-leaseback (or similar) transaction that Cordish might pursue with respect to its existing Kansas City Live! Entertainment District property, and a seven-year equity co-investment arrangement pursuant to which GLPI will co-invest with Cordish at the 20% level on new gaming development projects, excluding those involving currently-owned Cordish properties or non-Cordish owned existing gaming licensed facilities.

Corporate Information

Our principal executive offices are located at 845 Berkshire Blvd., Suite 200, Wyomissing, Pennsylvania 19610, and our telephone number is (610) 401-2900. Our website address is www.glpropinc.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus, and you should not consider it part of this prospectus supplement or the accompanying prospectus. For additional information, see “Information Incorporated by Reference” in this prospectus supplement and in the accompanying prospectus, and “Where You Can Find More Information” in the accompanying prospectus.

The Offering

Issuer	Gaming and Leisure Properties, Inc.

Common Stock Offered by Us	7,700,000 shares. We have also granted the underwriters a 30-day option to purchase up to 1,155,000 additional shares of common stock.

Common Stock To Be Outstanding Immediately after This Offering(1)	246,051,108 shares (or 247,206,108 shares if the underwriters exercise their option to purchase additional shares from us in full)

Use of Proceeds	We estimate that the net proceeds from this offering, after the deduction of the underwriting discounts and commissions and our estimated expenses, will be approximately $ million (or $ million if the underwriters exercise their option to purchase additional shares of common stock in full). We will contribute the net proceeds that we will receive from this offering to the Operating Partnership in exchange for additional units of limited partnership interest in the Operating Partnership.

The Operating Partnership intends to use the net proceeds from this offering to partially finance the Cordish Acquisitions. Pending the closing of the Cordish Acquisitions, the Operating Partnership intends to use the net proceeds from this offering to repay borrowings under its senior credit facility or invest in interest-bearing accounts and short-term, interest-bearing securities consistent with our intention to maintain our qualification for taxation as a REIT, including, for example, government and governmental agency securities, certificates of deposit and interest-bearing bank deposits.

This offering is not conditioned upon the successful completion of the Cordish Acquisitions and there is no assurance that the Cordish Acquisitions will be consummated on the anticipated schedule or at all. In the event we do not consummate the Cordish Acquisitions, the Operating Partnership intends to use the net proceeds from this offering for working capital and general corporate purposes, which may include the acquisition, development and improvement of properties, the repayment of indebtedness, capital expenditures and other general business purposes.

Restrictions on Ownership and Transfer of Common Stock	To assist us in maintaining our qualification for taxation as a REIT, our articles of incorporation, subject to certain exceptions, generally prohibit any person from beneficially or constructively owning more than 7% of outstanding shares of common stock or more than 7% in value or number, whichever is more restrictive, of the outstanding shares of all classes or series of stock. For more information, see “Description of Capital Stock of GLPI—Restrictions on Ownership and Transfer” beginning on page 14 of the accompanying prospectus.

Conflicts of Interest	As described above under “Use of Proceeds”, to the extent we use a portion of the net proceeds from this offering to repay outstanding borrowings under the senior credit facility of the Operating Partnership, certain of the underwriters and/or their affiliates that are lenders under the senior credit facility may receive more than 5% of the net proceeds of this offering (not including underwriting discounts and commissions). Nonetheless, in accordance with the Financial Industry Regulatory Authority, Inc. Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering. See “Underwriting—Conflicts of Interest”.

Risk Factors	In analyzing an investment in our common stock, you should carefully consider the information set forth under “Risk Factors” beginning on page S-10 of this prospectus supplement, as well as the other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus, including the risk factors included in our 2020 10-K.

Nasdaq Symbol	GLPI

(1)

The number of shares of common stock to be outstanding after this offering is based upon 238,351,108 shares of common stock outstanding as of December 6, 2021, and does not include (i) 1,561,251 restricted shares, and (ii) 3,397,430 shares reserved for issuance in connection with equity-based compensation awards under the Second Amended and Restated 2013 Long Term Incentive Compensation Plan. Unless otherwise indicated, the information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional shares of common stock.

Summary Historical Consolidated Financial Information

The following summary historical consolidated financial and operating data for the three-year period ended December 31, 2020, and the summary historical consolidated balance sheet data as of the years ended December 31, 2020 and 2019 have been derived from, and should be read together with, our audited consolidated financial statements and related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our 2020 10-K, which is incorporated by reference into this prospectus supplement. See the section titled “Information Incorporated by Reference”.

The summary historical consolidated financial information for each of the nine-month periods ended September 30, 2021 and 2020, and the balance sheet data as of September 30, 2021 have been derived from, and should be read together with, our unaudited consolidated financial statements and related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our 2021 Q3 10-Q, which is incorporated by reference into this prospectus supplement. In our view, the unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial information for the interim periods. Interim results for the nine months ended, and as of, September 30, 2021 are not necessarily indicative of, and are not projections for, the results to be expected for any future period, including the fiscal year ending December 31, 2021 or any subsequent interim period.

	For the Years Ended December 31,			For the Nine Months Ended September 30,
	2020	2019	2018	2021	2020
	(in thousands)
Income Statement Data:
Total revenues	$1,153,165	$1,153,473	$1,055,727	$918,016	$853,004
Total operating expenses	343,891	436,050	461,917	280,692	285,237

Income from operations	809,274	717,423	593,810	637,324	567,767
Total other expenses	299,686	321,778	249,330	211,074	229,279

Income before income taxes	509,588	395,645	344,480	426,250	338,488
Income tax expense	3,877	4,764	4,964	11,791	2,118

Net income	$505,711	$390,881	$339,516	$414,459	$336,370

Other Operating Data:
FFO(1)	$684,387	$621,689	$465,455	$587,753	$500,295
AFFO(1)	757,379	743,168	683,648	606,687	564,023
Adjusted EBITDA(1)	1,035,456	1,040,258	926,586	819,448	770,904

	As of December 31,		As of September 30, 2021
	2020	2019
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$486,451	$26,823	$423,224
Real estate investments, net	7,287,158	7,100,555	7,797,734
Total assets	9,034,368	8,434,298	9,284,773
Long-term debt, net of unamortized debt issuance costs, bond premiums and original issuance discounts	5,754,689	5,737,962	5,761,997
Shareholders’ equity	2,675,018	2,074,245	2,877,739

(1)	For a discussion of and definitions for FFO, AFFO and Adjusted EBITDA, see the section titled “Presentation of Non-GAAP Financial Information”.

The reconciliation of our net income to FFO, AFFO and Adjusted EBITDA for the periods presented is as follows:

	For the Years Ended December 31,			For the Nine Months Ended September 30,
	2020	2019	2018	2021	2020
	(in thousands)
Net income	$505,711	$390,881	$339,516	$414,459	$336,370
(Gains) losses on dispositions of property	(41,393)	92	309	917	(3)
Real estate depreciation	220,069	230,716	125,630	172,377	163,928

Funds From Operations	$684,387	$621,689	$465,455	$587,753	$500,295

Straight-line rent adjustments	4,576	34,574	61,888	(2,544)	5,394
Direct financing lease adjustments(1)	—	—	38,459	—	—
Other depreciation	10,904	9,719	11,463	4,656	8,105
Amortization of land rights(2)	12,022	18,536	11,272	9,171	9,061
Amortization of debt issuance costs, bond premiums and original issuance discounts(3)	10,503	11,455	12,167	7,410	8,032
Stock based compensation	20,004	16,198	11,152	13,186	16,652
Gain on sale of operations, net of tax of $4.3 million				(11,290)
Losses on debt extinguishment	18,113	21,014	3,473	—	18,113
Retirement costs	—	—	13,149	—	—
Loan impairment	—	13,000	—	—	—
Goodwill impairment charges	—	—	59,454	—	—
Capital Maintenance expenditures	(3,130)	(3,017)	(4,284)	(1,655)	(1,629)

Adjusted Funds From Operations	$757,379	$743,168	$683,648	$606,687	$564,023

Interest, net	281,573	300,764	245,857	211,074	211,166
Income tax expense	3,877	4,764	4,964	7,442	2,118
Capital maintenance expenditures	3,130	3,017	4,284	1,655	1,629
Amortization of debt issuance costs, bond premiums and original issuance discounts(3)	(10,503)	(11,455)	(12,167)	(7,410)	(8,032)

Adjusted EBITDA	$1,035,456	$1,040,258	$926,586	$819,448	$770,904

(1)	Represents cash rental payments received from tenants and applied against the direct financing lease receivable on our balance sheet under ASC 840.
(2)	Such amortization represents a non-cash expense related to our above market ground leases.
(3)	Such amortization is a non-cash component included in interest, net.

RISK FACTORS

An investment in our common stock involves risk. In addition to the other information included in, or incorporated by reference into, this prospectus supplement, you should carefully consider the risk factors incorporated by reference in this prospectus supplement and the accompanying prospectus from our 2020 10-K, as well as the risks, uncertainties and additional information set forth in each of the foregoing filings generally, and in other documents we file with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus, when determining whether or not to purchase the common stock offered under this prospectus supplement. See “Information Incorporated by Reference” in this prospectus supplement and in the accompanying prospectus, and “Where You Can Find More Information” in the accompanying prospectus. The risks and uncertainties we discuss in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein and therein are those that we currently believe may materially affect our company. Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects. The trading price of our common stock could decline due to any of these risks and you may lose all or a part of your investment.

We may fail to consummate the Cordish Acquisitions on the terms described or at all, and may be subject to additional risks if we consummate the Cordish Acquisitions.

We intend to apply all or a portion of the net proceeds from this offering to fund the Cordish Acquisitions; however, this offering is expected to be consummated prior to the closing of the Cordish Acquisitions and related transactions. The consummation of the Cordish Acquisitions and related transactions is subject to certain customary regulatory and other closing conditions, and there can be no assurance that these conditions will be satisfied on the anticipated schedule or at all.

This offering is not conditioned on the completion of the Cordish Acquisitions and related transactions, and by purchasing our common stock in this offering you are investing in us on a standalone basis and recognize that we may not consummate the Cordish Acquisitions and related transactions, in whole or in part, or realize the expected benefits therefrom if we do. In the event that we fail to consummate the Cordish Acquisitions and related transactions, we will have issued a significant number of additional shares of common stock and we will not have acquired revenue generating assets. As a result, failure to consummate all or any portion of the Cordish Acquisitions and related transactions would adversely affect our earnings per share and our ability to make distributions to our stockholders.

If the Cordish Acquisitions and related transactions are not completed, we could be subject to a number of risks that may adversely affect our business and the market price of our common stock, including:

•	the market price of our common stock may decline to the extent that the current market price reflects a market assumption that the Cordish Acquisitions and related transactions will be completed;

•

we must pay certain costs related to the Cordish Acquisitions and related transactions, such as legal and accounting fees and expenses, regardless of whether the Cordish Acquisitions and related transactions are consummated; and

•	we would not realize the benefits we expect to realize from consummating the Cordish Acquisitions and related transactions.

Additionally, we would also be subject to certain risks if the Cordish Acquisitions are completed, including:

•	exposure to any undisclosed or unknown potential liabilities relating to the Cordish Acquisitions; and

•	underperformance of the Cordish Acquisitions due to various factors, including unfavorable terms and conditions of any existing financing arrangements or changes in economic conditions.

We will have broad discretion to use the net proceeds from this offering if the Cordish Acquisitions are not consummated.

Because the consummation of the Cordish Acquisitions is subject to certain customary regulatory and other closing conditions, we cannot assure you that the Cordish Acquisitions will be completed. If all or a portion of the Cordish Acquisitions are not completed, we will have significant discretion to allocate the net proceeds from this offering to other uses. We can make no assurances that we will have opportunities to allocate the net proceeds from this offering for productive uses or that other uses of the net proceeds from this offering will result in a favorable return to investors.

We have a material amount of indebtedness that involves debt service obligations, and exposes us to interest rate fluctuations and risk of default, and we may incur additional indebtedness in the future to finance acquisitions or otherwise.

We have a material amount of indebtedness and debt service requirements, and may incur additional indebtedness to finance the Cordish Acquisitions. As of September 30, 2021, we had approximately $5.8 billion in long-term indebtedness, net of unamortized debt issuance costs, bond premiums and original issuance discounts, primarily consisting of:

•	$424.0 million outstanding under the senior credit facility under a term loan (including $0.4 million of contingent obligations under letters of credit); and

•	approximately $5.4 billion of outstanding senior unsecured notes.

We may incur additional indebtedness in the future to finance acquisitions or otherwise. Our material indebtedness could have important consequences to you, including the following:

•	it may limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, acquisitions, debt service requirements and general corporate or other purposes;

•

a material portion of our cash flows will be dedicated to the payment of principal and interest on our indebtedness, including indebtedness we may incur in the future, and will not be available for other purposes, including to pay dividends and make acquisitions;

•

it could limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate and place us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged;

•	it could make us more vulnerable to downturns in general economic or industry conditions or in our business, or prevent us from carrying out activities that are important to our growth;

•	it could increase our interest expense if interest rates in general increase because our indebtedness under the senior credit facility bears interest at floating rates;

•	it could limit our ability to take advantage of strategic business opportunities; and

•

it could make it more difficult for us to satisfy our obligations with respect to our indebtedness, including under our senior unsecured notes, and any failure to comply with the obligations of any of our debt instruments, including any financial and other restrictive covenants, could result in an event of default under the indenture governing the notes or under the agreements governing our other indebtedness which, if not cured or waived, could result in the acceleration of our indebtedness under the senior credit facility and under the notes.

We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under the senior credit facility, including our revolver, or from other debt financing, in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. If we do not generate sufficient cash flow from operations to satisfy our debt service obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling assets or seeking to raise additional capital, including by issuing equity securities or securities convertible into equity securities. Our ability to restructure or refinance our indebtedness will depend on the capital markets and our financial condition at such time. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. Our inability to generate sufficient cash flow to satisfy our debt service requirements or to refinance our obligations on commercially reasonable terms would have an adverse effect, which could be material, on our business, financial position and results of operations. To the extent that we will incur additional indebtedness or such other obligations, the risks associated with our leverage, including our possible inability to service our debt, would increase.

Future sales or issuances of common stock may dilute the ownership interest of existing stockholders and depress the trading price of our common stock.

We cannot predict the effect, if any, that future sales of our common stock, or the availability of our common stock for future sales, will have on the market price of our common stock. Future sales or issuances of our common stock may dilute the ownership interests of our existing stockholders, including purchasers of common stock in this offering. In addition, future sales or issuances of substantial amounts of common stock may be at prices below the offering price of the shares offered by this prospectus supplement and may adversely impact the market price of our common stock and the terms upon which we may obtain additional equity financing in the future. The perception that such sales or issuances may occur could also negatively impact the market price of our common stock.

Future offerings of debt securities, which would be senior to our common stock upon liquidation, and/or preferred equity securities which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the per share trading price of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities (or causing the Operating Partnership or other subsidiaries to issue debt or equity securities), including senior or subordinated notes and additional classes or series of preferred stock or preferred units. Upon liquidation, holders of our debt securities and shares of preferred stock or preferred units of partnership interest in the Operating Partnership and lenders with respect to other borrowings would be entitled to receive our available assets prior to distribution to the holders of our common stock. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Any shares of preferred stock we issue or preferred units the Operating Partnership issues in the future could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability pay dividends to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offering. Thus, our stockholders bear the risk of our future offerings reducing the per share trading price of our common stock and diluting their interest in us.

The trading price of our common stock has been and may continue to be subject to wide fluctuations.

The trading price of our common stock on Nasdaq has fluctuated in recent quarters. Our stock price may fluctuate in response to a number of events and factors, including as a result of the COVID-19 pandemic, this and future offerings of our securities and as a result of the events described in this “Risk Factors” section and those risks and events described or incorporated by reference in this prospectus supplement.

We have not issued OP Units to third parties before; tax protection agreements may limit our ability to sell or otherwise dispose of certain properties and may require the Operating Partnership to maintain certain debt levels that otherwise would not be required to operate our business.

As of the date of this prospectus supplement, we own 100% of the interests in the Operating Partnership, through which we conduct substantially all of our business and own substantially all of our assets. In connection with the consummation of the Cordish Acquisitions, the Operating Partnership intends to issue approximately $323.0 million of newly-issued OP Units to affiliates of Cordish. In the future, we may issue additional OP Units to third parties in connection with our acquisition of properties or otherwise, which would further reduce our ownership percentage in the Operating Partnership.

Proposed sales by us of properties contributed to the Operating Partnership by holders of OP Units, and/or the repayment by us of certain related indebtedness, may affect our shareholders and holders of OP Units differently from an income tax perspective. While we, as sole general partner of the Operating Partnership, have exclusive authority under the amended partnership agreement of the Operating Partnership to determine when to refinance or repay debt or whether, when, and on what terms to sell a property, our ability to take such actions may be limited pursuant to the terms of one or more tax protection agreements that we and the Operating Partnership may enter into from time to time for the benefit of holders of OP Units.

The Operating Partnership expects to enter into certain limited tax protection agreements in connection with the closing of the Cordish Acquisitions, and may in the future enter into additional tax protection agreements with contributors of properties. Tax protection agreements typically provide that if the Operating Partnership (i) sells, exchanges, transfers or otherwise disposes of one or more contributed properties in a taxable transaction, or undertakes any taxable merger, combination, consolidation or similar transaction (including a transfer of all or substantially all assets) within a specified protected period, or (ii) fails, prior to the expiration of such period, to maintain certain minimum levels of indebtedness that would be allocable to each protected partner for tax purposes, then the Operating Partnership will indemnify each affected protected partner, against certain resulting tax liabilities. Therefore, although it may be in our shareholders’ best interest for us to cause the Operating Partnership to sell, exchange, transfer or otherwise dispose of one or more contributed properties, it may be economically prohibitive for us to do so until the expiration of the applicable protection period because of these indemnity obligations. These obligations may also require us to cause the Operating Partnership to maintain more or different indebtedness than we would otherwise require for our business.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after the deduction of the underwriting discounts and commissions and our estimated expenses, will be approximately $                million (or $                million if the underwriters exercise their option to purchase additional shares of common stock in full). We will contribute the net proceeds that we will receive from this offering to the Operating Partnership in exchange for common units of limited partnership interest.

The Operating Partnership intends to use the net proceeds from this offering to partially finance the Cordish Acquisitions. The total purchase price payable by us for the Cordish Acquisitions is approximately $1.81 billion, to be comprised of approximately $795.2 million in qualified debt assumption (to be satisfied by us), approximately $323.0 million of newly-issued OP Units, and the balance in cash. We expect to fund the total cash consideration payable by us for the Cordish Acquisitions using the proceeds from this offering, cash on hand, borrowings under our revolving credit facility and/or with funds from additional financing arrangements, which may include issuances of debt. The sources of financing actually used will depend upon a variety of factors, including market conditions.

Pending the closing of the Cordish Acquisitions, the Operating Partnership intends to use the net proceeds from this offering to repay borrowings under its senior credit facility or invest in interest-bearing accounts and short-term, interest-bearing securities consistent with our intention to maintain our qualification for taxation as a REIT, including, for example, government and governmental agency securities, certificates of deposit and interest-bearing bank deposits.

This offering is not conditioned upon the successful completion of the Cordish Acquisitions and there is no assurance that the Cordish Acquisitions will be consummated on the anticipated schedule or at all. In the event we do not consummate the Cordish Acquisitions, the Operating Partnership intends to use the net proceeds from this offering for working capital and general corporate purposes, which may include the acquisition, development and improvement of properties, the repayment of indebtedness, capital expenditures and other general business purposes.

To the extent we use a portion of the net proceeds from this offering to repay outstanding borrowings under the credit facility of the Operating Partnership, certain of the underwriters and/or their affiliates that are lenders under the credit facility may receive more than 5% of the net proceeds of this offering (not including underwriting discounts and commissions). Nonetheless, in accordance with the Financial Industry Regulatory Authority, Inc. Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering. See “Underwriting—Conflicts of Interest”.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
BofA Securities, Inc.
Wells Fargo Securities, LLC
Citigroup Global Markets Inc.
Mizuho Securities USA LLC

Total	7,700,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions.

Certain of the underwriters may sell shares of common stock to the public through one or more of their affiliates as selling agents.

Commissions and Discounts

The underwriters are purchasing the shares of common stock from us at a price of $                 per share, which will result in approximately $                 million of aggregate proceeds to us, before deducting expenses. The underwriters propose to offer the shares of common stock for sale from time to time in one or more transactions on Nasdaq, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt of acceptance by it and subject to their right to reject any order in whole or in part. The underwriters may effect such transactions by selling the shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal. The difference between the price at which the underwriters purchase shares of common stock and the prices at which the underwriters resell such shares of common stock may be deemed underwriting compensation.

The expenses of the offering, not including the underwriting discount, are estimated at $                and are payable by us.

In addition, the underwriters may receive reimbursement of fees and disbursements of counsel up to $10,000 in connection with the review and qualification of the offering of the common stock by FINRA.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 1,155,000 additional shares at a price of $                 per share. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

Subject to certain exceptions, we, our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 45 days after the date of this prospectus without first obtaining the written consent of BofA Securities, Inc., Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and Mizuho Securities USA LLC. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

The Nasdaq Global Select Market Listing

The shares are listed on Nasdaq under the symbol “GLPI”.

Price Stabilization

The underwriters will not engage in any prohibited stabilizing transactions.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares have been offered or will be offered to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

a.	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

b.

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

c.	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

In relation to the United Kingdom (“UK”), no shares have been offered or will be offered to the public in the UK prior to the publication of a prospectus in relation to the Shares which has been approved by the Financial Conduct Authority in the UK in accordance with the UK Prospectus Regulation and the FSMA, except that offers of shares may be made to the public in the UK at any time under the following exemptions under the UK Prospectus Regulation and the FSMA:

a.	to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

b.

to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

c.	at any time in other circumstances falling within section 86 of the FSMA,

provided that no such offer of shares shall require the Company or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

Each person in the UK who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the UK Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the UK to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement and the accompanying prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring common stock must observe such Australian on-sale restrictions.

This offering document contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the securities were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

In connection with Section 309B of the SFA and the Capital Markets Products (the “CMP”) Regulations 2018, the securities are prescribed capital markets products (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in Monetary Authority of Singapore Notice SFA 04-N12: Notice on the Sale of Investment Products and Monetary Authority of Singapore Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, certain of the underwriters and/or certain of their respective affiliates, currently act as agents and/or lenders under the senior credit facility and receive customary fees in connection therewith.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

As described above under “Use of Proceeds”, to the extent we use a portion of the net proceeds from this offering to repay outstanding borrowings under the credit facility of the Operating Partnership, certain of the underwriters and/or their affiliates that are lenders under the credit facility may receive more than 5% of the net proceeds of this offering (not including underwriting discounts and commissions). Nonetheless, in accordance with the Financial Industry Regulatory Authority, Inc. Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering.

LEGAL MATTERS

Certain legal matters relating to the shares of common stock offered hereby will be passed upon for us by Goodwin Procter LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York. Ballard Spahr LLP, Philadelphia, Pennsylvania, will pass upon certain matters of Pennsylvania law. Goodwin Procter LLP and Cahill Gordon  & Reindel LLP may rely on Ballard Spahr LLP with respect to matters governed by Pennsylvania law.

EXPERTS

The consolidated financial statements and the related financial statement schedules of Gaming and Leisure Properties, Inc., incorporated by reference in this Prospectus by reference to Gaming and Leisure Properties, Inc’s annual report on Form 10-K for the year ended December 31, 2020, and the effectiveness of Gaming and Leisure Properties, Inc’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements and financial statement schedules are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

This prospectus supplement incorporates by reference certain information that we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement. Any statement contained in a previously filed document incorporated by reference into this prospectus supplement is deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

We incorporate by reference the documents listed below that we have previously filed with the SEC, and all filings pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequently filed with the SEC prior to the termination of the offering under this prospectus supplement:

•	Annual Report on Form 10-K for the year ended December 31, 2020 of Gaming and Leisure Properties, Inc. filed on February 19, 2021;

•

portions of the Definitive Proxy Statement on Schedule 14A of Gaming and Leisure Properties, Inc. filed on April 29, 2021 and incorporated by reference in the Annual Report on Form 10-K of Gaming and Leisure Properties, Inc. for the year ended December 31, 2020;

•

Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 of Gaming and Leisure Properties, Inc filed on April  30, 2021, July  30, 2021 and October 29, 2021, respectively; and

•	Current Reports on Form 8-K of Gaming and Leisure Properties, Inc. filed on June 14, September 29 and December 6, 2021, respectively.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K. The reports and documents specifically listed above or filed in the future (excluding any information furnished to, rather than filed with, the SEC) are deemed to be part of this prospectus supplement and accompanying prospectus from the date of the filing of such reports and documents.

Upon request, we will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered a copy of the documents incorporated by reference in this prospectus supplement. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in the accompanying prospectus, by writing or telephoning us at the following:

Gaming and Leisure Properties, Inc.

845 Berkshire Blvd., Suite 200

Wyomissing, Pennsylvania 19610

Attention: Investor Relations

(610) 378-8215

Gaming and Leisure Properties, Inc.

Common Stock

Preferred Stock

Depositary Shares

Guarantees

GLP Capital, L.P.

GLP Financing II, Inc.

Debt Securities

Gaming and Leisure Properties, Inc. (“GLPI”) may from time to time offer, in one or more series or classes, separately or together, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus, the following securities: common stock, preferred stock, preferred stock represented by depositary shares and guarantees of debt securities. The selling securityholders may from time to time offer, in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus, common stock.

GLP Capital, L.P. (the “Operating Partnership”) and GLP Financing II, Inc. (“Capital Corp.”) may from time to time offer one or more series of debt securities, which may be fully and unconditionally guaranteed by GLPI through guarantees of such debt securities. The debt securities may be non-convertible or convertible into or exercisable or exchangeable for securities of GLPI or the Operating Partnership.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. Each time any of GLPI, the Operating Partnership, Capital Corp. or selling security holders sell securities, a prospectus supplement will be provided that will contain specific information about the terms of any securities offered and the specific manner in which the securities will be offered and the identity of any selling securityholders. The prospectus supplement will also contain information, where appropriate, about certain U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by the prospectus supplement. The prospectus supplement may add to, update or change the information in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in our securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

GLPI, the Operating Partnership, Capital Corp. or selling security holders may offer the securities directly to investors, through agents designated from time to time by GLPI, or to or through underwriters or dealers. If any agents, underwriters, or dealers are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. See “Plan of Distribution”. We will not receive any of the proceeds from the sale of securities by the selling securityholders.

GLPI’s common stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “GLPI”. On August 9, 2019, the last reported sale price of our common stock on NASDAQ was $37.73 per share.

Investing in our securities involves various risks. See “Risk Factors” beginning on page 7 of this prospectus and in the most recent Annual Report on Form 10-K of GLPI, along with the disclosure related to the risk factors contained in subsequent quarterly reports on Form 10-Q, as updated by GLPI’s subsequent filings with the Securities and Exchange Commission, to the extent incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

No gaming or regulatory agency has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 12, 2019.

PROSPECTUS SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. You should carefully read the entire prospectus and the documents incorporated by reference in this prospectus before deciding whether to invest in our securities.

Unless the context otherwise requires, or unless otherwise specified, all references in this prospectus to “GLPI” and the “Company” mean Gaming and Leisure Properties, Inc., all references to the “Operating Partnership” and “GLP Capital” mean GLP Capital, L.P. and all references to “Capital Corp.” mean GLP Financing II, Inc. Unless the context otherwise requires, or unless otherwise specified, all references in this prospectus to the terms “we”, “us”, “our” and “company” refer to GLPI, together with its consolidated subsidiaries, including the Operating Partnership and Capital Corp.

About this Prospectus

This prospectus is part of an automatic shelf registration statement that we have filed under the Securities Act with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. By using a shelf registration statement, GLPI is registering an unspecified amount of common stock, preferred stock, depositary shares and guarantees, and the Operating Partnership and Capital Corp. are registering an unspecified amount of debt securities, and, in each case, may sell such securities from time to time, in one or more offerings. In addition, selling securityholders to be named in a prospectus supplement may sell shares of common stock from time to time.

This prospectus provides you with a general description of the securities GLPI, the Operating Partnership, Capital Corp. and any selling securityholders may offer. Each time GLPI, the Operating Partnership, Capital Corp. or any selling securityholder sell securities, GLPI, the Operating Partnership, Capital Corp. or the selling securityholder will provide a prospectus supplement containing specific information about the terms of the securities being offered. The prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and in a related prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any related prospectus supplement together with additional information described under the heading “Where You Can Find More Information”.

When acquiring securities, you should rely only on the information provided in this prospectus and the related prospectus supplement, including any information incorporated by reference in this prospectus or any related prospectus supplement. No one is authorized to provide you with information different from that which is contained, or deemed to be contained, in this prospectus and the related prospectus supplement. If anyone provides you with different, inconsistent or unauthorized information or representations, you must not rely on them. This prospectus and the related prospectus supplement are an offer to sell only the securities offered by these documents, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information in this prospectus, any related prospectus supplement or any document incorporated by reference is truthful or complete as of any date other than the date indicated on the cover page of such documents.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this prospectus and the documents incorporated by reference herein may constitute “forward-looking statements” within the meaning of the safe harbor from civil liability provided for such statements by the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements include information concerning our business strategy, plans, and goals and objectives.

Forward-looking statements in this document include, but are not limited to, statements regarding our ability to grow our portfolio of gaming facilities and to secure additional avenues of growth beyond the gaming industry. In addition, statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts. You should understand that the following important factors could affect future results and could cause actual results to differ materially from those expressed in such forward-looking statements:

•	the availability of, and the ability to identify suitable and attractive acquisition and development opportunities and the ability to acquire and lease the respective properties on favorable terms;

•	the degree and nature of our competition;

•

the ability to receive, or delays in obtaining, the regulatory approvals required to own and/or operate our properties, or other delays or impediments to completing our planned acquisitions or projects;

•

our ability to maintain our status as a real estate investment trust (“REIT”), given the highly technical and complex Internal Revenue Code (the “Code”) provisions for which only limited judicial and administrative authorities exist, where even a technical or inadvertent violation could jeopardize REIT qualification and where requirements may depend in part on the actions of third parties over which the Company has no control or only limited influence;

•	the satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis in order for the Company to maintain its REIT status;

•

the ability and willingness of our tenants, operators and other third parties to meet and/or perform their obligations under their respective contractual arrangements with us, including lease and note requirements and in some cases, their obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities;

•

the ability of our tenants and operators to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including without limitation obligations under their existing credit facilities and other indebtedness;

•

the ability of our tenants and operators to comply with laws, rules and regulations in the operation of our properties, to deliver high quality services, to attract and retain qualified personnel and to attract customers;

•

the satisfaction of the mortgage loan made to Eldorado Resorts, Inc. (“Eldorado”) by way of substitution of one or more additional Eldorado properties acceptable to Eldorado and the Company, which will be transferred to the Company;

•	the ability to generate sufficient cash flows to service our outstanding indebtedness;

•	the access to debt and equity capital markets, including for acquisitions or refinancing due to maturities;

•	adverse changes in our credit rating;

•	fluctuating interest rates;

•	the impact of global or regional economic conditions;

•	the availability of qualified personnel and our ability to retain our key management personnel;

•

GLPI’s obligation to indemnify Penn National Gaming, Inc. (“Penn”) in certain circumstances if the spin-off transaction described in GLPI’s Annual Report on Form 10-K for the year ended December 31, 2018 fails to be tax-free;

•	changes in U.S. tax law and other state, federal or local laws, whether or not specific to real estate, real estate investment trusts or to the gaming, lodging or hospitality industries;

•	changes in accounting standards;

•	the impact of weather events or conditions, natural disasters, acts of terrorism and other international hostilities, war or political instability;

•	other risks inherent in the real estate business, including potential liability relating to environmental matters and illiquidity of real estate investments; and

•	additional factors as discussed in our filings with the SEC that are incorporated by reference into this prospectus.

Certain of these factors and other factors, risks and uncertainties are discussed in the “Risk Factors” section in this prospectus, as well as in our filings with the SEC that are incorporated by reference into this prospectus. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by forward-looking statements are reasonable, we can give no assurance that such plans, intentions, expectations, strategies or prospects will be attained or achieved. Other unknown or unpredictable factors may also cause actual results to differ materially from those projected by the forward-looking statements. Most of these factors are difficult to anticipate and are generally beyond our control. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we disclaim any obligation to update such statements or to publicly announce the result of any revisions to any of the forward-looking statements contained in this prospectus to reflect future events and developments.

About GLPI

GLPI is a self-administered and self-managed Pennsylvania REIT. GLPI was incorporated on February 13, 2013, as a wholly-owned subsidiary of Penn. GLPI’s primary business consists of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements. On November 1, 2013, Penn contributed to GLPI, through a series of internal corporate restructurings, substantially all of the assets and liabilities associated with Penn’s real property interests and real estate development business, as well as the assets and liabilities of Hollywood Casino Baton Rouge and Hollywood Casino Perryville (the “TRS Properties”), and then spun-off GLPI to holders of Penn’s common and preferred stock in a tax-free distribution (the “Spin-Off”). The Company elected on its U.S. federal income tax return for its taxable year that began on January 1, 2014 to be treated as a REIT and, together with its indirect wholly-owned subsidiary, GLP Holdings, Inc., jointly elected to treat each of GLP Holdings, Inc., Louisiana Casino Cruises, Inc. (d/b/a Hollywood Casino Baton Rouge) and Penn Cecil Maryland, Inc. (d/b/a Hollywood Casino Perryville) as a taxable REIT subsidiary, effective on the first day of the first taxable year of GLPI as a REIT. As a result of the Spin-Off, GLPI owns substantially all of Penn’s former real property assets (as of the Spin-Off) and leases back most of those assets to Penn for use by its subsidiaries under a unitary master lease (a triple-net operating lease with an initial term of 15 years (expiring October 31, 2028) with no purchase option, followed by four 5-year renewal options (exercisable by Penn) on the same terms and conditions (the “Penn Master Lease”)), and also owns and operates the TRS Properties through an indirect wholly-owned subsidiary, GLP Holdings, Inc.

In April 2016, the Company acquired substantially all of the real estate assets of Pinnacle Entertainment, Inc. (“Pinnacle”) for approximately $4.8 billion. GLPI originally leased these assets back to Pinnacle, under a unitary triple-net lease with an initial term of 10 years (expiring April 30, 2026) with no purchase option, followed by five 5-year renewal options (exercisable by Pinnacle) on the same terms and conditions (the “Pinnacle Master Lease”). On October 15, 2018, the Company completed its previously announced transactions with Penn, Pinnacle and Boyd Gaming Corporation (“Boyd”) to accommodate Penn’s acquisition of the majority of Pinnacle’s operations, pursuant to a definitive agreement and plan of merger between Penn and Pinnacle, dated December 17, 2017 (the “Penn-Pinnacle Merger”). Concurrent with the Penn-Pinnacle Merger, the Company amended the Pinnacle Master Lease to allow for the sale of the operating assets of Ameristar Casino Hotel Kansas City, Ameristar Casino Resort Spa St. Charles and Belterra Casino Resort from Pinnacle to Boyd (the “Amended Pinnacle Master Lease”) and entered into a new unitary triple-net master lease agreement with Boyd (the “Boyd Master Lease”) for these properties on terms similar to the Company’s Amended Pinnacle Master Lease. The Boyd Master Lease has an initial term of 10 years (from the original April 2016 commencement date of the Pinnacle Master Lease and expiring April 30, 2026), with no purchase option, followed by five 5-year renewal options (exercisable by Boyd) on the same terms and conditions. The Company also purchased the real estate assets of Plainridge Park Casino (“Plainridge Park”) from Penn for $250.0 million, exclusive of transaction fees and taxes and added this property to the Amended Pinnacle Master Lease. The Amended Pinnacle Master Lease was assumed by Penn at the consummation of the Penn-Pinnacle Merger. The Company also entered into a mortgage loan agreement with Boyd in connection with Boyd’s acquisition of Belterra Park Gaming & Entertainment Center (“Belterra Park”), whereby the Company loaned Boyd $57.7 million.

In addition to the acquisition of Plainridge Park described above, on October 1, 2018, the Company closed its previously announced transaction to acquire certain real property assets from Tropicana Entertainment Inc. (“Tropicana”) and certain of its affiliates pursuant to a Purchase and Sale Agreement dated April 15, 2018, between Tropicana and GLP Capital, which was subsequently amended on October 1, 2018 (as amended, the “Amended Real Estate Purchase Agreement”). Pursuant to the terms of the Amended Real Estate Purchase Agreement, the Company acquired the real estate assets of Tropicana Atlantic City, Tropicana Evansville, Tropicana Laughlin, Trop Casino Greenville and the Belle of Baton Rouge (the “GLP Assets”) from Tropicana for an aggregate cash purchase price of $964.0 million, exclusive of transaction fees and taxes. Concurrent with the Tropicana Acquisition, Eldorado acquired the operating assets of these properties from Tropicana pursuant to an Agreement and Plan of Merger dated April 15, 2018 by and among Tropicana, GLP Capital, Eldorado and a wholly-owned subsidiary of Eldorado and leased the GLP Assets from the Company pursuant to the terms of a new unitary triple-net master lease with an initial term of 15 years, with no purchase option followed by four successive 5-year renewal periods (exercisable by Eldorado) on the same terms and conditions. Additionally, on October 1, 2018 the Company made a mortgage loan to Eldorado in the amount of $246.0 million in connection with Eldorado’s acquisition of Lumière Place Casino and Hotel.

As of June 30, 2019, GLPI’s portfolio consisted of interests in 46 gaming and related facilities, including the TRS Properties, the real property associated with 33 gaming and related facilities operated by Penn, the real property associated with 6 gaming and related facilities operated by Eldorado (including one mortgaged facility), the real property associated with 4 gaming and related facilities operated by Boyd (including one mortgaged facility) and the real property associated with the Casino Queen in East St. Louis, Illinois. These facilities are geographically diversified across 16 states and were 100% occupied at June 30, 2019. GLPI expects to continue growing its portfolio by pursuing opportunities to acquire additional gaming facilities to lease to gaming operators under prudent terms.

As of June 30, 2019, the majority of our earnings are the result of the rental revenues we receive from our triple-net master leases with Penn, Boyd and Eldorado. Additionally, we have rental revenue from the Casino Queen property which is leased back to a third-party operator on a triple-net basis and the Meadows property which is leased to Penn under a single property triple-net lease. In addition to rent, the tenants are required to pay the following executory costs: (1) all facility maintenance, (2) all insurance required in connection with the leased properties and the business conducted on the leased properties, including coverage of the landlord’s interests, (3) taxes levied on or with respect to the leased properties (other than taxes on the income of the lessor) and (4) all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties.

Additionally, in accordance with ASC 842, we record revenue for the ground lease rent paid by our tenants with an offsetting expense in land rights and ground lease expense within the condensed consolidated statement of income as we have concluded that as the lessee we are the primary obligor under the ground leases. We sublease these ground leases back to our tenants, who are responsible for payment directly to the landlord.

The Company may periodically loan funds to casino owner-operators pursuant to secured mortgage loans for the purchase of gaming related properties. Interest income related to mortgage loans receivable is recorded as revenue from mortgaged real estate within the Company’s condensed consolidated statements of income in the period earned. At June 30, 2019, the Company had financial interests in two casino properties, Belterra Park and Lumière Place, pursuant to the secured mortgage loans made by the Company to the respective casino owner-operators, Boyd and Eldorado.

Gaming revenue for our TRS Properties is derived primarily from gaming on slot machines and to a lesser extent, table game and poker revenue, which is highly dependent upon the volume and spending levels of customers at our TRS Properties. Other revenues at our TRS Properties are derived from our dining, retail and certain other ancillary activities.

About the Operating Partnership

The Operating Partnership is a wholly-owned subsidiary of GLPI through which GLPI owns substantially all of its assets and was formed under Pennsylvania law on March 12, 2013.

Our principal executive office is located at 845 Berkshire Blvd., Suite 200, Wyomissing, Pennsylvania 19610 and our telephone number is (610) 401-2900. Our internet address is www.glpropinc.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

Additional information regarding GLPI and the Operating Partnership, including audited financial statements and descriptions of GLPI and the Operating Partnership, is contained in the documents incorporated by reference in this prospectus. See “Where You Can Find More Information” on page 8 of this prospectus.

About Capital Corp.

Capital Corp. is a Delaware corporation and a wholly-owned subsidiary of the Operating Partnership. Capital Corp. is nominally capitalized and does not have any material assets or significant operations, other than with respect to acting as co-issuer or guarantor for certain debt obligations that the Operating Partnership may incur or guarantee from time to time.

Market and Industry Data

Certain documents incorporated by reference into this prospectus include information with respect to market share and industry conditions, which are based upon internal estimates and various third party sources. While management believes that such data is reliable, we have not independently verified any of the data from third party sources nor have we ascertained the underlying assumptions relied upon therein. Similarly, our internal research is based upon management’s understanding of industry conditions, and such information has not been verified by any independent sources. Accordingly, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

RISK FACTORS

Before investing in any securities offered pursuant to this prospectus, you should consider carefully all of the information set forth herein, in any accompanying prospectus supplement and the documents incorporated by reference herein and therein, and any free writing prospectus we authorize to be delivered to you unless expressly provided otherwise, and, in particular, the risk factors described in the Annual Report on Form 10-K of GLPI for the year ended December 31, 2018, and all other information contained or incorporated by reference into this prospectus, as updated by any subsequent filings under the Exchange Act that are incorporated by reference herein, as well as the risk factors and other information contained or incorporated by reference in the applicable prospectus supplement. The risks described in any accompanying prospectus supplement and the documents incorporated by reference herein are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business operations. These risks could materially adversely affect, among other things, our business financial condition and results of operations, and could cause the trading price of our securities to decline, resulting in the loss of all or part of your investment.

WHERE YOU CAN FIND MORE INFORMATION

At the time of the filing of this registration statement, the Operating Partnership and Capital Corp. are not subject to the information requirements of the Exchange Act. GLPI is currently subject to the periodic and other information requirements of the Exchange Act and, in accordance with the Exchange Act, GLPI files annual, quarterly and current reports, proxy statements and other information with the SEC, which are available to the public on the SEC’s website at http://www.sec.gov.

GLPI has a website located at http://www.glpropinc.com. The information contained on, or that can be accessed through, GLPI’s website is not incorporated by reference in, and is not part of, this prospectus, and you should not rely on any such information. Information may also be obtained from GLPI at 845 Berkshire Blvd., Suite 200, Wyomissing, Pennsylvania 19610, Attention: Chief Financial Officer, telephone (610) 401-2900.

Additionally, Penn, Eldorado and Boyd are currently subject to the reporting requirements of the SEC and are required to file with the SEC annual reports containing audited financial information and quarterly reports containing unaudited financial information. The information related to Penn, Eldorado and Boyd provided herein has been derived from their public filings. GLPI has not independently verified this information. GLPI has no reason to believe that information derived from Penn’s, Eldorado’s and Boyd’s public filings is inaccurate in any material respect that has not been disclosed publically. GLPI is providing this data for informational purposes only and such data is not incorporated by reference into and does not constitute a part of this prospectus. Penn’s, Eldorado’s and Boyd’s filings with the SEC can be found at www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

This prospectus incorporates by reference certain information that GLPI files, and the Operating Partnership and Capital Corp. may file in the future, with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document that is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents filed with the SEC:

•	GLPI’s Annual Report on Form 10-K for the year ended December 31, 2018;

•	GLPI’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019;

•

The portions of GLPI’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2019, incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2018;

•

The portions of GLPI’s Definitive Additional Materials on Schedule 14A filed with the SEC on May 31, 2019, incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2018;

•	GLPI’s Current Reports on Form 8-K filed on February 4, 2019, April 2, 2019, May 31, 2019 and June 17, 2019; and

•

the description of GLPI’s common stock contained in GLPI’s Registration Statement on Form 8-A, filed on October 9, 2013, including any amendments and reports filed for the purpose of updating such description.

All documents filed by each of GLPI, the Operating Partnership and Capital Corp. with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus (other than information furnished pursuant to Item 2.01, Item 7.01 or exhibits furnished pursuant to Item 9.01 of Form 8-K), shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents until the earlier of the date on which all of the securities registered hereunder have been sold or this registration statement has been withdrawn.

The information relating to GLPI, the Operating Partnership and Capital Corp. contained in this prospectus should be read together with the information in the documents incorporated herein by reference.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference in this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, by writing or telephoning us at the following:

Gaming and Leisure Properties, Inc.

845 Berkshire Blvd., Suite 200

Wyomissing, Pennsylvania 19610

Attention: Chief Financial Officer

(610) 401-2900

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into the registration statement. You should read the exhibits carefully for provisions that may be important to you.

USE OF PROCEEDS

Unless we provide otherwise in the applicable prospectus supplement or any related free writing prospectus, GLPI intends to contribute the net proceeds from any sale of its securities pursuant to this prospectus to its Operating Partnership. The Operating Partnership intends to subsequently use the net proceeds contributed by GLPI, as well as any net proceeds from the sale of debt securities issued by the Operating Partnership and/or Capital Corp. pursuant to this prospectus, for one or more of the following:

•	the acquisition, development, and improvement of properties;

•	repayment of debt;

•	capital expenditures;

•	working capital; and

•	other general business purposes.

Pending such uses, such proceeds may be temporarily invested. The precise amounts and timing of the application of proceeds will depend upon funding requirements and the availability of other funds. Except as mentioned in the applicable prospectus supplement or any related free writing prospectus, specific allocations of the net proceeds to such purposes will not have been made at the date of that prospectus supplement.

Unless otherwise set forth in the applicable prospectus supplement or any related free writing prospectus, we will not receive any of the proceeds of the sale by selling security holders of the securities covered by this prospectus.

DESCRIPTION OF DEBT SECURITIES

GLP Capital and Capital Corp. may issue debt securities from time to time in one or more series, which may be guaranteed by GLPI. GLP Capital and Capital Corp. will set forth in the accompanying prospectus supplement a description of the debt securities that may be offered under this prospectus, as well as the terms of any guarantee of such debt securities by GLPI. The applicable prospectus supplement and other offering material relating to such offering will describe the specific terms relating to the series of debt securities and guarantees being offered, including a description of the material terms of the indenture (and any supplemental indentures) governing such series. These terms may include the following:

(1)

the designation of the debt securities of the series, including CUSIP numbers, which shall distinguish the debt securities of the series from the debt securities of all other series, and which may be part of a series of debt securities previously issued;

(2)	any limit upon the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture;

(3)

the date or dates on which the principal of and premium, if any, on the debt securities of the series is payable or the method of determination and/or extension of such date or dates, and the amount or amounts of such principal and premium, if any, payments and methods of determination thereof;

(4)

the rate or rates at which the debt securities of the series shall bear interest (including any defaulted interest), if any, or the method of calculating and/or resetting such rate or rates of interest, the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, the interest payment dates on which any such interest shall be payable and the date or dates on which a record shall be taken for the determination of holders of such debt securities to whom interest is payable;

(5)

the period or periods within which, the price or prices at which, and other terms and conditions upon which debt securities of the series (a) may be redeemed, in whole or in part, at the option of GLP Capital and Capital Corp., if GLP Capital and Capital Corp. are to have the option or (b) shall be redeemed, in whole or in part, upon the occurrence of specified events, if the debt securities shall be subject to a mandatory redemption provision;

(6)

if other than the principal amount thereof, the portion of the principal amount of debt securities of the series that shall be payable upon declaration of acceleration of maturity or the method by which such portion shall be determined;

(7)

any addition to, deletion from or change in the events of default which apply to any debt securities of the series and any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable;

(8)	any addition to, deletion from or change in the covenants set forth in the indenture;

(9)

whether and under what circumstances GLP Capital and Capital Corp. will pay additional amounts on the debt securities of the series held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether GLP Capital and Capital Corp. will have the option to redeem the debt securities of the series rather than pay such additional amounts;

(10)

if the debt securities of the series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary debt security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, the form and terms of such certificates, documents or conditions;

(11)	any trustees, depositaries, authenticating or paying agents, transfer agents or registrars of any other agents with respect to the debt securities of such series;

(12)

if the debt securities of the series are to be convertible into or exchangeable for any other security or property of GLP Capital or Capital Corp., including, without limitation, debt securities of another person held by either GLP Capital or Capital Corp. or their affiliates and, if so, the terms thereof;

(13)	any addition to, deletion from or change in any guarantors with respect to the debt securities of such series;

(14)

whether the debt securities of such series shall be issued as global securities (including global securities initially sold in reliance on Rule 144A under the Securities Act, global securities initially sold in reliance on Regulation S under the Securities Act, global securities sold to institutional accredited investors, or unrestricted global securities) or as definitive securities (including restricted definitive securities or unrestricted definitive securities); and

(15)	any other terms of the series.

DESCRIPTION OF CAPITAL STOCK OF GLPI

The following is a summary of certain information concerning GLPI’s capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of GLPI’s amended and restated articles of incorporation (the “Articles of Incorporation”) and amended and restated bylaws (the “Bylaws”). The summaries are qualified in their entirety by reference to the full text of GLPI’s Articles of Incorporation and Bylaws, which you must read for complete information on GLPI’s capital stock and which are included as exhibits to the registration statement of which this prospectus is a part.

General

The Articles of Incorporation provide that GLPI may issue up to 500,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of August 7, 2019, 214,682,856 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

GLPI may issue common stock from time to time. GLPI’s board of directors must approve the amount of stock it sells and the price for which it is sold. Holders of GLPI’s common stock do not have any preemptive, subscription, redemption, conversion or sinking fund rights with respect to the common stock, or any instruments convertible (directly or indirectly) into GLPI stock.

The issued and outstanding shares of GLPI common stock are fully paid and nonassessable. This means the full purchase price for the outstanding shares of common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of common stock that GLPI may issue in the future will also be fully paid and nonassessable.

Dividends

Subject to prior dividend rights of the holders of any preferred stock, applicable law and the restrictions of the Articles of Incorporation on ownership and transfer of GLPI’s stock, holders of GLPI common stock will be entitled to receive dividends when, and if declared by its board of directors out of funds legally available for that purpose. In the event of any liquidation, dissolution or winding up of GLPI after the satisfaction in full of the liquidation preferences of holders of any preferred stock, holders of shares of our common stock will be entitled to ratable distribution of the remaining assets available for distribution to shareholders.

Voting Rights

Subject to the rights of the holders of preferred stock, applicable law and restrictions of the Articles of Incorporation on ownership and transfer of GLPI’s stock, each share of common stock will be entitled to one vote on all matters submitted to a vote of shareholders, including the election of directors, and the holders of common stock possess the exclusive voting power. Holders of shares of common stock will not have cumulative voting rights in the election of directors of GLPI. Generally, all matters to be voted on by shareholders must be approved by a majority of the votes cast by the holders of shares entitled to vote at a meeting at which a quorum is present, subject to any voting rights granted to holders of any then outstanding preferred stock.

Other Rights

Subject to the restrictions of the Articles of Incorporation on ownership and transfer of GLPI’s stock, holders of shares of GLPI common stock generally will have no preference or appraisal rights. Subject to the restrictions in the Articles of Incorporation on ownership and transfer of GLPI’s stock, holders of shares of GLPI’s common stock initially will have equal dividend, liquidation and other rights.

Preferred Stock

Under the Articles of Incorporation, GLPI’s board of directors may from time to time establish and cause GLPI to issue one or more series of preferred stock and set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of such class or series. The authority of GLPI’s board of directors with respect to each series of preferred stock includes, but is not limited to, the determination of the following:

•	the designation of the series, which may be by distinguishing number, letter or title;

•	the number of shares constituting such series, including the authority to increase or decrease such number (but not below the number of shares thereof then outstanding);

•

the dividend rate of the shares of such series, whether the dividends shall be cumulative and, if so, the date from which they shall be cumulative, and the relative rights of priority, if any, of payment of dividends on shares of such series;

•	the dates at which dividends, if any, shall be payable;

•	the right, if any, of GLPI to redeem shares of such series and the terms and conditions of such redemption;

•	the rights of the shares in case of a voluntary or involuntary liquidation, dissolution or winding up of GLPI, and the relative rights of priority, if any, of payment of shares of such series;

•	the voting power, if any, of such series and the terms and conditions under which such voting power may be exercised;

•	the obligation, if any, of GLPI to retire shares of such series pursuant to a retirement or sinking fund or funds of a similar nature or otherwise and the terms and conditions of such obligations;

•

the terms and conditions, if any, upon which shares of such series shall be convertible into or exchangeable for shares of stock of any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	any other rights, preferences or limitations of the shares of such series.

Accordingly, GLPI’s board of directors, without shareholder approval, may issue preferred stock with voting, conversion, or other rights that could adversely affect the voting power and other rights of the holders of GLPI’s common stock. Preferred stock could be issued quickly with terms calculated to delay, defer, or prevent a change of control or other corporate action, or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of GLPI’s common stock, may adversely affect the voting and other rights of the holders of GLPI’s common stock.

Restrictions on Ownership and Transfer

In order for GLPI to qualify to be taxed as a REIT under the Code, shares of its stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (other than the first year for which an election to qualify to be taxed as a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of GLPI stock (after taking into account options to acquire shares of stock) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). In addition, rent from related party tenants (generally, a tenant of a REIT owned, actually or constructively, 10% or more by the REIT, or a 10% owner of the REIT) is not qualifying income for purposes of the gross income tests under the Code. To qualify to be taxed as a REIT, GLPI must satisfy other requirements as well. See “Certain United States Federal Income Tax Considerations—Classification and Taxation of GLPI as a REIT” and “Certain United States Federal Income Tax Considerations—Requirements for Qualification as a REIT.”

The Articles of Incorporation contain restrictions on the ownership and transfer of GLPI’s stock that are intended to assist GLPI in complying with these requirements. The relevant sections of the Articles of Incorporation provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, beneficially or by virtue of the applicable constructive ownership provisions of the Code, more than 7% of the outstanding shares of GLPI common stock (the “common stock ownership limit”) or more than 7% in value or in number, whichever is more restrictive, of the outstanding shares of all classes or series of GLPI stock (the “aggregate stock ownership limit”). The common stock ownership limit and the aggregate stock ownership limit are collectively referred to as the “ownership limits.” The person or entity that, but for operation of the ownership limits or another restriction on ownership and transfer of GLPI stock as described below, would beneficially own or constructively own shares of GLPI stock in violation of such limits or restrictions or, if appropriate in the context, a person or entity that would have been the record owner of such shares of GLPI stock is referred to as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause stock owned beneficially or constructively by a group of related individuals and/or entities to be owned beneficially or constructively by one individual or entity. As a result, the acquisition of less than 7% of the outstanding shares of GLPI common stock or less than 7% in value or in number, whichever is more restrictive, of the outstanding shares of all classes and series of GLPI stock (or the acquisition by an individual or entity of an interest in an entity that owns, beneficially or constructively, shares of GLPI stock) could, nevertheless, cause that individual or entity, or another individual or entity, to own beneficially or constructively shares of GLPI stock in excess of the ownership limits. In addition, a person that did not acquire more than 7% of our outstanding stock may become subject to these restrictions if repurchases by us cause such person’s holdings to exceed 7% of our outstanding stock.

Pursuant to the Articles of Incorporation, GLPI’s board of directors may exempt, prospectively or retroactively, a particular shareholder (the “excepted holder”) from the ownership limits or establish a different limit on ownership (the “excepted holder limit”) if:

•

no individual’s beneficial or constructive ownership of GLPI stock will result in GLPI being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify to be taxed as a REIT or would cause any income of GLPI that would otherwise qualify as rents from real property to fail to qualify as such; and

•

such shareholder does not and represents that it will not own, actually or constructively, an interest in a tenant of GLPI (or a tenant of any entity owned or controlled by GLPI) that would cause GLPI to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (or GLPI’s board of directors determines that rent derived from such tenant will not affect GLPI’s ability to qualify to be taxed as a REIT).

Peter M. Carlino, GLPI’s Chairman and Chief Executive Officer, the Carlino Family Trust, The Vanguard Group Inc., BlackRock, Inc. and Cohen & Steers, Inc. have each been deemed excepted holders by GLPI’s board of directors.

As a condition of granting the waiver or establishing the excepted holder limit, GLPI’s board of directors may require an opinion of counsel or a ruling from the IRS, in either case in form and in substance satisfactory to GLPI’s board of directors (in its sole discretion) in order to determine or ensure GLPI’s status as a REIT and such representations and undertakings from the person requesting the exception as GLPI’s board of directors may require (in its sole discretion) to make the determinations above. GLPI’s board of directors may impose such conditions or restrictions as it deems appropriate in connection with granting such a waiver or establishing an excepted holder limit.

GLPI’s board of directors may from time to time increase or decrease the common stock ownership limit, the aggregate stock ownership limit or both, for all other persons, unless, after giving effect to such increase, five or fewer individuals could beneficially own, in the aggregate, more than 49.9% in value of GLPI’s outstanding stock. A reduced ownership limit will not apply to any person or entity whose percentage ownership of GLPI common stock or GLPI stock of all classes and series, as applicable, is, at the effective time of such reduction, in excess of such decreased ownership limit until such time as such person’s or entity’s percentage ownership of GLPI common stock or GLPI stock of all classes and series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of shares of GLPI common stock or stock of all other classes or series, as applicable, will violate the decreased ownership limit.

The Articles of Incorporation further prohibit:

•

any person from beneficially or constructively owning shares of GLPI stock that would result in GLPI being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause GLPI to fail to qualify to be taxed as a REIT;

•

any person from transferring shares of GLPI stock if the transfer would result in shares of GLPI stock being beneficially owned by fewer than 100 persons (determined without reference to the rules of attribution under Section 544 of the Code); and

•

any person from constructively owning shares of GLPI stock to the extent that such constructive ownership would cause any of GLPI’s income that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of GLPI stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of GLPI stock described above, or who would have owned shares of GLPI stock transferred to the charitable trust described below, must immediately give notice to GLPI of such event or, in the case of an attempted or proposed transaction, give GLPI at least fifteen days’ prior written notice and provide GLPI with such other information as it may request in order to determine the effect of such transfer on its status as a REIT. The foregoing restrictions on ownership and transfer of GLPI stock will not apply if GLPI’s board of directors determines that it is no longer in GLPI’s best interests to attempt to qualify, or to continue to qualify, to be taxed as a REIT or that compliance with the restrictions and limits on ownership and transfer of GLPI stock described above is no longer required in order for GLPI to qualify to be taxed as a REIT.

If any transfer of shares of GLPI stock or any other event would result in any person violating the ownership limits or any other restriction on ownership and transfer of GLPI shares described above then that number of shares (rounded up to the nearest whole share) that would cause the violation will be automatically transferred to, and held by, a trust for the benefit of one or more charitable organizations selected by GLPI, and the intended transferee or other prohibited owner will acquire no rights in the shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. If the transfer to the trust as described above would not be effective, for any reason, to prevent violation of the applicable ownership limits or any other restriction on ownership and transfer of GLPI shares described above, then the Articles of Incorporation provide that the transfer of the shares will be null and void and the intended transferee will acquire no rights in such shares.

Shares of GLPI stock held in the trust will continue to be issued and outstanding shares. The prohibited owner will not benefit economically from ownership of any shares of GLPI stock held in the trust and will have no rights to distributions and no rights to vote or other rights attributable to the shares of GLPI stock held in the trust. The trustee of the trust shall have all voting rights and rights to dividends and other distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any distribution made before GLPI’s discovery that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Subject to Pennsylvania law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority (at the trustee’s sole discretion) (i) to rescind as void any vote cast by a prohibited owner or unsuitable person, as applicable, before GLPI’s discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust. However, if GLPI has already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

Shares of GLPI stock transferred to the trustee will be deemed offered for sale to GLPI, or its designee, at a price per share equal to the lesser of (i) the market price of the shares on the day of the event causing the shares to be held in the trust, or (ii) the market price on the date GLPI, or its designee, accepts such offer. GLPI may reduce the amount so payable to the prohibited owner by the amount of any distribution that GLPI made to the prohibited owner before it discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above, and GLPI may pay the amount of any such reduction to the trustee for the benefit of the charitable beneficiary. GLPI will have the right to accept such offer until the trustee has sold the shares of GLPI stock held in the trust as discussed below. Upon a sale to GLPI, the interest of the charitable beneficiary in the shares sold will terminate, and the trustee must distribute the net proceeds of the sale to the prohibited owner and must distribute any distributions held by the trustee with respect to such shares to the charitable beneficiary.

If GLPI does not buy the shares, the trustee must, within 20 days of receiving notice from GLPI of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or the other restrictions on ownership and transfer of GLPI stock. After the sale of the shares, the interest of the charitable beneficiary in the shares sold will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the market price of the shares on the day of the event causing the shares to be held in the trust and (ii) the sales proceeds (net of any commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any distribution that GLPI paid to the prohibited owner before GLPI discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner must be paid immediately to the charitable beneficiary, together with any distributions thereon. In addition, if prior to the discovery by GLPI that shares of stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the trustee upon demand. The prohibited owner will have no rights in the shares held by the trustee.

In addition, if GLPI’s board of directors determines in good faith that a transfer or other event has occurred that would violate the restrictions on ownership and transfer of GLPI stock described above or that a person or entity intends to acquire or has attempted to acquire beneficial or constructive ownership of any shares of GLPI stock in violation of the restrictions on ownership and transfer of GLPI stock described above, GLPI’s board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer or other event, including, but not limited to, causing GLPI to redeem shares of GLPI stock, refusing to give effect to the transfer of GLPI’s books or instituting proceedings to enjoin the transfer or other event.

Every person or entity who is a beneficial owner or constructive owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) in number of value (whichever is more restrictive) of GLPI stock, within 30 days after initially reaching such ownership threshold and within 30 days after the end of each taxable year, must give GLPI written notice stating the shareholder’s name and address, the number of shares of each class and series of GLPI stock that the shareholder beneficially or constructively owns and a description of the manner in which the shares are held. Each such owner must provide to GLPI such additional information as GLPI may request in order to determine the effect, if any, of the shareholder’s beneficial ownership on GLPI’s qualification as a REIT and to ensure compliance with the applicable ownership limits. In addition, any person or entity that will be a beneficial owner or constructive owner of shares of GLPI stock and any person or entity (including the shareholder of record) who is holding shares of GLPI stock for a beneficial owner or constructive owner must provide to GLPI such information as GLPI may request in order to determine GLPI’s qualification as a REIT and to comply with the requirements of any governmental or taxing authority or to determine such compliance and to ensure compliance with the ownership limits.

Any certificates representing shares of GLPI stock will bear a legend referring to the restrictions on ownership and transfer of GLPI stock described above.

The restrictions on ownership and transfer of GLPI stock described above could delay, defer or prevent a transaction or a change in control that might involve a premium price for GLPI common stock or otherwise be in the best interests of GLPI shareholders.

Redemption of Securities Owned or Controlled by an Unsuitable Person or Affiliate

In addition to the restrictions set forth above, all of GLPI’s outstanding capital stock shall be held subject to applicable gaming laws. Any person owning or controlling at least five percent of any class of GLPI’s outstanding capital stock will be required by the Articles of Incorporation to promptly notify GLPI of such person’s identity. The Articles of Incorporation provide that capital stock of GLPI that is owned or controlled by an unsuitable person or an affiliate of an unsuitable person is redeemable by GLPI, out of funds legally available for that redemption, to the extent required by the gaming authorities making the determination of unsuitability or to the extent determined to be necessary or advisable by GLPI’s board of directors. From and after the redemption date, the securities will not be considered outstanding and all rights of the unsuitable person or affiliate will cease, other than the right to receive the redemption price. The redemption price with respect to any securities to be redeemed will be the price, if any, required to be paid by the gaming authority making the finding of unsuitability or if the gaming authority does not require a price to be paid (including if the finding of unsuitability is made by GLPI’s board of directors alone), the lesser of (i) the market price on the date of the redemption notice, (ii) the market price on the redemption date or (iii) the actual amount paid by the owner thereof, in each case less a discount in a percentage (up to 100%) to be determined by GLPI’s board of directors in its sole and absolute discretion. The redemption price may be paid in cash, by promissory note, or both, as required by the applicable gaming authority and, if not, as determined by GLPI.

The Articles of Incorporation also provide that capital stock of GLPI that is owned or controlled by an unsuitable person or an affiliate of an unsuitable person will be transferred to a trust for the benefit of a designated charitable beneficiary, and that any such unsuitable person or affiliate will not be entitled to any dividends on the shares or be entitled to vote the shares or receive any proceeds from the subsequent sale of the shares in excess of the lesser of the price paid by the unsuitable person or affiliate for the shares or the amount realized from the sale, in each case less a discount in a percentage (up to 100%) to be determined by the GLPI board of directors in its sole and absolute discretion.

The Articles of Incorporation require any unsuitable person and any affiliate of an unsuitable person to indemnify and hold harmless GLPI and its affiliated companies for any and all losses, costs, and expenses, including attorneys’ costs, fees and expenses, incurred by GLPI and its affiliated companies as a result of, or arising out of, the unsuitable person’s ownership or control of any securities of GLPI, failure or refusal to comply with the provisions of the Articles of Incorporation, or failure to divest himself, herself or itself of any securities when and in the specific manner required by a gaming authority or the Articles of Incorporation.

Transfer Agent

The transfer agent and registrar for GLPI common stock is Continental Stock Transfer & Trust. We will name the transfer agent and registrar for the preferred stock in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES OF GLPI

This section outlines some of the provisions of the deposit agreement to govern any depositary shares, the depositary shares themselves and the depositary receipts. This information may not be complete in all respects and is qualified entirely by reference to the relevant deposit agreement and depositary receipts with respect to the depositary shares related to any particular series of preferred stock. The specific terms of any series of depositary shares will be described in the applicable prospectus supplement. If so described in the applicable prospectus supplement, the terms of that series of depositary shares may differ from the general description of terms presented below.

Interest in a Fractional Share, or Multiple Shares, of Preferred Stock

We may, at our option, elect to offer depositary shares, each of which would represent an interest in a fractional share, or multiple shares, of our preferred stock instead of whole shares of preferred stock. If so, we will allow a depositary to issue to the public depositary shares, each of which will represent an interest in a fractional share, or multiple shares, of preferred stock as described in the prospectus supplement.

Deposit Agreement

The shares of the preferred stock underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to those shares of preferred stock. The prospectus supplement relating to a series of depositary shares will specify the name and address of the depositary. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion of its interest in a fractional share, or multiple shares, of the preferred stock underlying that depositary share, to all the rights and preferences of that preferred stock, including dividend, voting, redemption, conversion, and exchange and liquidation rights, in each case as designated by our board of directors and described in the applicable prospectus supplement.

Depositary shares will be evidenced by one or more depositary receipts issued under the deposit agreement. We will distribute depositary receipts to those persons purchasing such depositary shares in accordance with the terms of the offering made by the related prospectus supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock underlying the depositary shares to each record depositary shareholder based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any depositary shareholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record depositary shareholders.

If there is a distribution other than in cash, the depositary will distribute property to the entitled record depositary shareholders, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with our approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from this sale to the concerned holders.

Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the relevant series of preferred stock will be made available to depositary shareholders.

The amount distributed in all of the foregoing cases will be reduced by any amounts required to be withheld by us or the depositary on account of taxes and governmental charges.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the office of the depositary and upon payment of the charges provided in the deposit agreement and subject to the terms thereof, a holder of depositary receipts is entitled to have the depositary deliver to such holder the applicable number of shares of preferred stock underlying the depositary shares evidenced by the surrendered depositary receipts. There may be no market, however, for the underlying preferred stock and once the underlying preferred stock is withdrawn from the depositary, it may not be redeposited.

Redemption and Liquidation

The terms on which the depositary shares relating to the preferred stock of any series may be redeemed, and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the applicable prospectus supplement.

Voting

Upon receiving notice of any meeting at which preferred shareholders of any series are entitled to vote, the depositary will mail the information contained in that notice to the record depositary shareholders relating to those series of preferred stock. Each depositary shareholder on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock underlying that holder’s depositary shares. The depositary will vote the shares of preferred stock underlying those depositary shares according to those instructions, and we will take reasonably necessary actions to enable the depositary to do so. If the depositary does not receive specific instructions from the depositary shareholders relating to that preferred stock, it will abstain from voting those shares of preferred stock, unless otherwise discussed in the prospectus supplement.

Amendment and Termination of Deposit Agreement

We and the depositary may amend the depositary receipt form evidencing the depositary shares and the related deposit agreement. However, any amendment that materially adversely affects the rights of the depositary shareholders will not be effective unless holders of a majority of the outstanding depositary shares approve that amendment. No amendment, however, may impair the right of any depositary shareholder to receive any money or other property to which he may be entitled under the terms of the deposit agreement at the times and in the manner and amount provided for therein. We or the depositary may terminate a deposit agreement only if:

•	we redeemed or reacquired all outstanding depositary shares relating to the deposit agreement;

•	all outstanding depositary shares have been converted (if convertible) into shares of Class A common stock or another series of preferred stock; or

•

there has been a final distribution in respect of the preferred stock of any series in connection with our liquidation, dissolution or winding up and such distribution has been made to the related depositary shareholders.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. We will also pay all charges of each depositary in connection with the initial deposit and any redemption of the preferred stock. Depositary shareholders will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement for their accounts.

Resignation and Removal of Depositary

A depositary may resign at any time by delivering to us a notice of resignation, and we may remove any depositary at any time by delivering it a notice of removal. Resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal.

Restrictions on Ownership

In order to safeguard us against an inadvertent loss of REIT status, the deposit agreement will contain provisions restricting the ownership and transfer of depositary shares. These restrictions will be described in the applicable prospectus supplement.

Miscellaneous

Each depositary will forward to the relevant depositary shareholders all our reports and communications that we are required to furnish to preferred shareholders of any series.

The deposit agreement will contain provisions relating to adjustments in the fraction of a share of preferred stock represented by a depositary share in the event of a change in par value, split-up, combination or other reclassification of the preferred stock or upon any recapitalization, merger or sale of substantially all of our assets.

Neither the depositary nor our company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any deposit agreement, or subject to any liability under the deposit agreement to holders of depositary receipts other than for the relevant party’s gross negligence or willful misconduct. The obligations of our company and each depositary under any deposit agreement will be limited to performance in good faith of their duties under that agreement, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless they are provided with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, depositary shareholders or other persons believed to be competent and on documents believed to be genuine.

CERTAIN PROVISIONS OF PENNSYLVANIA LAW AND GLPI’S ARTICLES OF INCORPORATION AND BYLAWS AND OTHER GOVERNANCE DOCUMENTS

The following is a summary of certain provisions of Pennsylvania law and GLPI’s Articles of Incorporation and Bylaws. This description is not complete and is subject to, and qualified in its entirety by reference to, Pennsylvania law and GLPI’s Articles of Incorporation and Bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part.

Size of Board and Vacancies; Removal of Directors

Pursuant to GLPI’s Articles of Incorporation, each member of GLPI’s board of directors is elected until the next annual meeting of shareholders and until his successor is elected, with the current members’ terms expiring at the annual meeting of shareholders to be held in 2020. At any meeting of shareholders for the uncontested election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the shareholders entitled to vote in the election.

GLPI’s board of directors has six directors. The Bylaws provide that the number of directors on GLPI’s board of directors will be fixed exclusively by the board of directors. Subject to the rights of holders of any stock having preference over the common stock to elect additional directors, newly created directorships resulting from any increase in the number of directors and any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of the remaining directors in office, even if less than a quorum is present.

Subject to the rights of any stock having preference over the common stock to elect directors, the Bylaws provide that a director may be removed only for cause (as defined in the Bylaws) by the affirmative vote of: (i) a majority of the entire GLPI board of directors (not including the director whose removal is being considered); or (ii) 75% of the votes cast by the holders of shares entitled to vote generally in the election of directors. In addition, under Section 1726(c) of the Pennsylvania Business Corporation Law, or the PBCL, a court may remove a director upon application in a derivative suit in cases of fraudulent or dishonest acts, gross abuse of authority or discretion, or for any other proper cause. Section 1726(a)(4) of the PBCL also provides that the board of directors may be removed at any time with or without cause by the unanimous vote or written consents of the shareholders entitled to vote thereon.

Pennsylvania State Takeover Statutes

Section 2538 of Subchapter 25D of the PBCL requires certain transactions with an “interested shareholder” to be approved by a majority of disinterested shareholders. “Interested shareholder” is defined broadly to include any shareholder who is a party to the transaction or who is treated differently than other shareholders and affiliates of the corporation.

Subchapter 25E of the PBCL requires a person or group of persons acting in concert which acquires 20% or more of the voting shares of the corporation to offer to purchase the shares of any other shareholder at “fair value.” “Fair value” means the value not less than the highest price paid by the controlling person or group during the 90-day period prior to the control transaction, plus a control premium. Among other exceptions, shares acquired directly from the corporation in a transaction exempt from the registration requirements of the Securities Act of 1933, are not counted towards the determination of whether the 20% share ownership threshold has been met for purposes of Subchapter 25E.

Subchapter 25F of the PBCL generally establishes a 5-year moratorium on a “business combination” with an “interested shareholder.” “Interested shareholder” is defined generally to be any beneficial owner of 20% or more of the corporation’s voting stock. “Business combination” is defined broadly to include mergers, consolidations, asset sales and certain self-dealing transactions. Certain restrictions apply to a business combination following the 5-year period. Among other exceptions, Subchapter 25F will be rendered inapplicable if the board of directors approves the proposed business combination, or approves the interested shareholder’s acquisition of 20% of the voting shares, in either case prior to the date on which the shareholder first becomes an interested shareholder.

Subchapter 25G of the PBCL provides that “control shares” lose voting rights unless such rights are restored by the affirmative vote of a majority of (i) the disinterested shares (generally, shares held by persons other than the acquiror, executive officers of the corporation and certain employee stock plans) and (ii) the outstanding voting shares of the corporation. “Control shares” are defined as shares which, upon acquisition, will result in a person or group acquiring for the first time voting control over (a) 20%, (b) 33 1/3% or (c) 50% or more of the outstanding shares, together with shares acquired within 180 days of attaining the applicable threshold and shares purchased with the intention of attaining such threshold. A corporation may redeem control shares if the acquiring person does not request restoration of voting rights as permitted by Subchapter 25G. Among other exceptions, Subchapter 25G does not apply to a merger, consolidation or a share exchange if the corporation is a party to the transaction agreement.

Subchapter 25H of the PBCL provides that if any person or group publicly discloses that the person or group may acquire control of the corporation, or a person or group acquires, or publicly discloses an offer or intent to acquire, 20% or more of the voting power of the corporation and, in either case, sells shares in the following 18 months, then the profits from such sale must be disgorged to the corporation if the securities that were sold were acquired during the 18-month period or within the preceding 24 months.

If shareholders approve a control share acquisition under Subchapter 25G, the corporation is also subject to Subchapters 25I and 25J of the PBCL. Subchapter 25I provides for a minimum severance payment to certain employees terminated within two years of the approval. Subchapter 25J prohibits the abrogation of certain labor contracts prior to their stated date of expiration.

Amendments to GLPI’s Articles of Incorporation and Bylaws and Approval of Extraordinary Actions

Pennsylvania law and the Articles of Incorporation generally provide that GLPI can amend its Articles of Incorporation, merge, consolidate, sell all or substantially all of our assets, engage in a statutory share exchange or dissolve if the action has first been approved by the board of directors and then by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter. The Articles of Incorporation also provide that the amendment or repeal of any Articles of Incorporation provision concerning the indemnification or limitation of liability of GLPI’s directors will require the affirmative vote of at least 75% of the voting power of all of its outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class. Pennsylvania law provides that GLPI’s shareholders are not entitled by statute to propose amendments to the Articles of Incorporation or to call special meetings of shareholders.

GLPI’s board of directors is authorized to adopt, amend or repeal any provision of the bylaws without shareholder approval. Except as otherwise required by law, any provision of the Bylaws may only be adopted, amended or repealed by the shareholders (i) upon receiving at least 75% of the votes cast by the holders of shares entitled to vote thereon or (ii) in the event that the amendment has been proposed by a majority of the board of directors, upon receiving a majority of the votes cast by the holders of shares entitled to vote thereon.

Shareholder Meetings

Under the PBCL, shareholders will be not entitled to call special meetings of shareholders. Only the chairman of the board of directors or a majority of the directors then in office may call such meetings pursuant to the Bylaws.

Shareholder Action by Written Consent

Under the PBCL, any action required to be taken or which may be taken at any annual or special meeting of the shareholders may be taken without a meeting if, and only if, prior to the taking of such action, all shareholders entitled to vote thereon consent in writing to such action being taken.

Requirements for Advance Notification of Shareholder Nominations and Proposals

The Bylaws contain advance notice procedures with respect to shareholder proposals and recommendations of candidates for election as directors other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In particular, shareholders must notify the corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in the Bylaws. To be timely, the notice must be received at GLPI’s principal executive office not less than 120 nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. In order to be eligible to present a shareholder proposal or recommend a candidate for nomination for election as a director at a shareholders meeting, a shareholder must have owned beneficially at least 1% of the outstanding GLPI common stock for a continuous period of not less than 12 months. In addition, shareholders will not be permitted to nominate directly candidates for election to the board of directors, but will instead be permitted to recommend potential nominees to the compensation and governance committee.

Effect of Certain Provisions of Pennsylvania Law and of the Articles of Incorporation and Bylaws

The restrictions on ownership and transfer of GLPI stock will prohibit any person from acquiring more than 7% of its outstanding common stock (without prior approval of GLPI’s board of directors). The power of GLPI’s board of directors to issue authorized but unissued shares of our common stock and preferred stock without shareholder approval also could have the effect of delaying, deferring or preventing a change in control or other transaction. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult, or discourage an attempt, to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

These provisions, along with other provisions of the PBCL and the Articles of Incorporation and Bylaws discussed above, including provisions relating to the removal of directors and the filling of vacancies, the advance notice and special meeting provisions, alone or in combination, are designed to protect GLPI’s shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with GLPI’s board of directors and by providing GLPI’s board of directors with more time to assess any acquisition proposal.

Shareholders Rights Plan

While the PBCL authorizes a corporation to adopt a shareholder rights plan, GLPI does not have a shareholder rights plan currently in effect.

Limitation on Liability of Directors and Officers

The PBCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In an action by or in the right of the corporation, indemnification will not be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation.

Unless ordered by a court, the determination of whether indemnification is proper in a specific case will be determined by (1) the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; (2) if such a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the shareholders.

To the extent that a representative of a business corporation has been successful on the merits or otherwise in defense of a third-party action, derivative action, or corporate action, he must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Pennsylvania law permits a corporation to purchase and maintain insurance for a director or officer against any liability asserted against him, and incurred in his capacity as a director or officer or arising out of his position, whether or not the corporation would have the power to indemnify him against such liability under Pennsylvania law.

The Articles of Incorporation and Bylaws provide that a director shall, to the maximum extent permitted by Pennsylvania law, have no personal liability or monetary damages for any action taken, or any failure to take any action as a director. The Articles of Incorporation and Bylaws also provide for indemnification for current and former directors, officers, employees, or agents serving at the request of the corporation to the fullest extent permitted by Pennsylvania law. The Articles of Incorporation and Bylaws also permit the advancement of expenses.

Description of the Partnership Agreement of the Operating Partnership

GLP Capital, L.P., our operating partnership, was organized as a Pennsylvania limited partnership on March 12, 2013. The partnership agreement was entered into on March 13, 2013 by and between GLP Capital Partners, LLC, as a limited partner, and GLPI, as the general partner. Pursuant to the partnership agreement, as the general partner of the Operating Partnership, GLPI has full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership and has the power to bind the Operating Partnership in the act of carrying on the business of the Operating Partnership.

GLPI may not, without the consent of the limited partner, sell, assign, transfer, give, donate, pledge, deposit, alienate, bequeath, devise or otherwise dispose of or encumber to any person other than the Operating Partnership, all or any portion of its interest in the Operating Partnership except (i) by operation of law, (ii) to a receiver or trustee in bankruptcy for GLPI or (iii) to any wholly owned affiliate of GLPI.

The partnership agreement provides that the Operating Partnership will make distributions out of funds legally available therefor, at such time and in such amounts as determined by GLPI in its sole discretion, to GLPI and the limited partner in accordance with their respective percentage interests in the Operating Partnership.

Upon liquidation of the Operating Partnership, after payment of, or adequate provision for, debts and liabilities of the Operating Partnership, any remaining assets of the Operating Partnership will be distributed to GLPI and the limited partner in accordance with their respective percentage interests.

The Operating Partnership will have perpetual existence, or until sooner dissolved upon:

•	The sale of all or substantially all of the Operating Partnership’s assets and properties;

•	The unanimous agreement of the partners to effect such dissolution; or

•	The entry of any order of judicial dissolution under Section 8681(a)(6) of the Pennsylvania Uniform Limited Partnership Act of 2016.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and relating to the purchase, ownership and disposition of our shares of common stock and preferred stock, and debt securities issued by the Operating Partnership and Capital Corp. Because this is a summary that is intended to address only certain material U.S. federal income tax considerations relating to the ownership and disposition of our common stock and preferred stock, and the Operating Partnership’s and Capital Corp.’s debt securities, generally applicable to holders, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•

special rules that are not discussed below may apply to you if, for example, you are a broker-dealer, a trust, an estate, a regulated investment company, a REIT, a financial institution, an insurance company, a controlled foreign corporation, a passive foreign investment company, a partnership or similar pass-through entity or a person holding their interest through such entity, a person subject to the alternative minimum tax provisions of the Code, a person holding our common stock, preferred stock or debt securities as part of a “straddle,” “hedge,” “short sale,” “conversion transaction,” “synthetic security” or other integrated investment, a person who marks-to market our common stock or preferred stock, or debt securities of the Operating Partnership or Capital Corp., a U.S. expatriate, a U.S. stockholder or U.S. holder (each, as defined below) whose functional currency is not the U.S. dollar, who holds our common stock or preferred stock, or debt securities of the Operating Partnership or Capital Corp., through a non-U.S. broker or other non-U.S. intermediary, or are otherwise subject to special tax treatment under the Code;

•	this summary does not address state, local or non-U.S. tax considerations or U.S. federal taxes other than income taxes (such as estate and gift taxes);

•

this summary assumes that holders of our common stock and preferred stock and the debt securities of the Operating Partnership and Capital Corp. hold such assets as a “capital asset” within the meaning of Section 1221 of the Code;

•	this summary does not address U.S. federal income tax considerations applicable to tax-exempt entities and non-U.S. persons, except to the limited extent described below; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

In addition, this summary does not address tax considerations relating to the purchase, ownership and disposition of preferred stock represented by depository shares. In the event we issue any such securities, the prospectus supplement will discuss the related tax considerations in greater detail.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of our common stock, preferred stock and debt securities on your particular tax situation, including any state, local or non-U.S. tax consequences.

For purposes of this discussion, references to “we,” “us” or “our” and any similar terms, refer solely to GLPI and not the Operating Partnership, unless otherwise noted.

The information in this section is based on the current Code, current, temporary and proposed Treasury Regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (“IRS”) including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except in the case of the taxpayer to whom a private letter ruling is addressed, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law, possibly with retroactive effect. Any change could adversely affect an investment in our common stock or preferred stock or in debt securities of the Operating Partnership or Capital Corp. We have not obtained any rulings from the IRS concerning the tax treatment of the matters discussed below. As a result, it is possible that the IRS could challenge the statements in this discussion and that a court could agree with the IRS.

Classification and Taxation of GLPI as a REIT

We elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year beginning on January 1, 2014. A REIT generally is not subject to U.S. federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification.

We believe that our ownership, form of organization and our operations through the date hereof and our proposed ownership, organization and method of operations thereafter have enabled and will enable to us to qualify as a REIT beginning with our taxable year beginning on January 1, 2014. In connection with this filing, we will receive an opinion of our tax counsel, Goodwin Procter LLP, to the effect that, commencing with our taxable year beginning on January 1, 2014 (i) we have been and we are organized in conformity with the requirements for qualification and taxation as a REIT, and (ii) our prior, current and proposed organization, ownership, distributions and method of operation as represented by management have allowed and will allow us to satisfy the requirements for qualification and taxation as a REIT. This opinion is based on representations made by us as to certain factual matters relating to our prior and intended and expected organization, ownership and method of operation. Goodwin Procter LLP has not verified those representations, and their opinion assumes that such representations and covenants are accurate and complete, that we have been owned, organized and operated and will continue to be owned, organized and will continue to operate in accordance with such representations and that we will take no action inconsistent with such representations. In addition, this opinion is based on the law existing and in effect as of its date. Our qualification and taxation as a REIT will depend on our ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels, diversity of share ownership and various other qualification tests imposed under the Code discussed below. Goodwin Procter LLP has not reviewed and will not review our compliance with these tests on a continuing basis. Accordingly, the opinion of our tax counsel does not guarantee our ability to qualify as or remain qualified as a REIT, and no assurance can be given that we have satisfied and will satisfy such tests for our taxable year beginning on January 1, 2014 or for any subsequent period. Also, the opinion of Goodwin Procter LLP is not binding on the IRS, or any court, and could be subject to modification or withdrawal based on future legislative, judicial or administrative changes to U.S. federal income tax laws, any of which could be applied retroactively. Goodwin Procter LLP will have no obligation to advise us or the holders of our stock of any subsequent change in the matters addressed in its opinion, the factual representations or assumptions on which the conclusions in the opinion are based, or of any subsequent change in applicable law.

So long as we qualify for taxation as a REIT, we generally will be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal income tax on our net income that we distribute currently to our stockholders. This treatment substantially eliminates “double taxation” (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a corporation. However, even if we qualify for taxation as a REIT, we will be subject to U.S. federal income tax as follows:

•

We will be subject to regular U.S. federal corporate income tax on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT, including net capital gain, subject to specified adjustments, including a deduction for dividends paid.

•

If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest U.S. federal corporate income tax rate on this income.

•

If we have net income from “prohibited transactions” we will be subject to a 100% tax on this income. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

•

If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax in an amount equal to the greater of either (1) the amount by which we fail the 75% gross income test for the taxable year or (2) the amount by which we fail the 95% gross income test for the taxable year, multiplied by a fraction intended to reflect our profitability.

•

If we fail to satisfy any of the REIT asset tests, as described below, other than a failure by a de minimis amount of the 5% or 10% assets tests, and we qualify for and satisfy certain cure provisions, then we will be required to pay a tax equal to the greater of $50,000 or the product of (1) the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests and (2) the highest U.S. federal corporate income tax rate.

•

If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.

•

If we fail to qualify for taxation as a REIT because we fail to distribute by the end of the relevant year any earnings and profits we inherit from a taxable C corporation during the year (e.g., by tax-free merger or tax-free liquidation), and the failure is not due to fraud with intent to evade tax, we generally may retain our REIT status by paying a special distribution, but we will be required to pay an interest charge on 50% of the amount of undistributed non-REIT earnings and profits.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “—Requirements for Qualification as a REIT.”

•

We will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which U.S. federal income tax was paid, if we fail to distribute during each calendar year at least the sum of 85% of our REIT ordinary income for the year, 95% of our REIT capital gain net income for the year; and any undistributed taxable income from prior taxable years.

•

We will be subject to a 100% penalty tax on some payments we receive or on certain other amounts (or on certain expenses deducted by our TRSs) if arrangements among us, our tenants and/or our TRSs (including the amounts paid to us and/or our TRSs) are not comparable to similar arrangements among unrelated parties.

•

We may be subject to tax on gain recognized in a taxable disposition of assets acquired by way of a tax-free merger or other tax-free reorganization with a non-REIT corporation or a tax-free liquidation of a non-REIT corporation into us. Specifically, to the extent we acquire any asset from a C corporation in a carry-over basis transaction and we subsequently recognize gain on a disposition of such asset during a five-year period beginning on the date on which we acquired the asset, then, to the extent of any “built-in gain,” such gain will be subject to U.S. federal income tax at the highest regular corporate tax rate, which is currently 21%. Built-in gain means the excess of (1) the fair market value of the asset as of the beginning of the applicable recognition period over (2) our adjusted basis in such asset as of the beginning of such recognition period. See “—Tax on Built-in Gains of Former C Corporation Assets.”

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would: (1) include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, (2) be deemed to have paid its proportionate share of the tax that we paid on such gain and (3) be allowed a credit for its proportionate share of the tax deemed to have been paid, with an adjustment made to increase the stockholders’ basis in our stock.

•

We have subsidiaries that are C corporations that have elected, jointly with us, to be treated as our TRSs and we may have other subsidiaries or own interests in their lower-tier entities that are TRSs in the future. The earnings of our TRSs are subject to U.S. federal corporate income tax.

No assurance can be given that the amount of any such U.S. federal income taxes will not be substantial. In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local and non-U.S. income, franchise, property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

We elected to be taxed as a REIT under the Code effective with our taxable year beginning on January 1, 2014. In order to have so qualified, we must have met and continue to meet the requirements discussed below, relating to our organization, ownership, sources of income, nature of assets and distributions of income to stockholders, beginning with our taxable year beginning on January 1, 2014, unless otherwise noted.

The Code defines a REIT as a corporation, trust, or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation, but for its election to be subject to tax as a REIT under Sections 856 through 860 of the Code;

(4)	that is neither a financial institution nor an insurance company subject to applicable provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)

during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer “individuals,” as defined in the Code to include specified entities;

(7)

that makes an election to be taxable as a REIT, or has made this election for a previous taxable year, which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8)	that uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the Code and regulations promulgated thereunder; and

(9)	that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) need not be satisfied during a corporation’s initial tax year as a REIT (which, in our case, was our taxable year beginning on January 1, 2014). For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation and a portion of a trust permanently set aside or used exclusively for charitable purposes generally are each considered an individual. A trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are generally treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above. A successful challenge to our valuation determination could jeopardize our ability to comply with condition (6) above. For purposes of its opinion, Goodwin Procter LLP is relying on our determinations of relative values of our shares.

We believe that we have sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our charter provides restrictions regarding the transfer of shares of our capital stock that are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements.

We complied with condition (7) above by making our REIT election as part of our U.S. federal income tax return for our taxable year beginning on January 1, 2014.

To monitor its compliance with condition (6) above, a REIT is required to send annual letters to its stockholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and we do not know or, exercising reasonable diligence, would not have known of our failure to meet condition (6) above, then we will be treated as having met condition (6) above.

For purposes of condition (8) above, we will use a calendar year for U.S. federal income tax purposes, and we intend to comply with the applicable recordkeeping requirements.

Non-REIT Accumulated Earnings and Profits

As a REIT, we may not have any undistributed non-REIT earnings and profits at the end of any taxable year, including our first REIT taxable year beginning on January 1, 2014. We entered into a closing agreement with the IRS to determine the portion of our former parent’s earnings and profits that was allocated to us in connection with the Spin-Off, and we believe we have distributed an amount sufficient to purge all of such earnings plus our earnings accumulated post Spin-Off and prior to our first REIT taxable year. In addition, to the extent we may have inherited non-REIT earnings and profits in connection with any acquisition, we believe we have fully distributed any such earnings and profits prior to the end of our tax year in which such acquisition occurred. Although we do not believe we have had any non-REIT earnings and profits at the end of any REIT taxable year, and we currently do not expect to have any non-REIT earnings and profits at the end of any REIT taxable year, we are not precluded from acquiring a non-REIT corporation in a manner that causes us to succeed to its non-REIT earnings and profits, in which case we would need to distribute or otherwise eliminate such earnings and profits by year-end. If it is subsequently determined that we had undistributed non-REIT earnings and profits as of the end of our first taxable year as a REIT or at the end of any subsequent taxable year, we could fail to qualify as a REIT.

Taxable REIT Subsidiaries

A TRS of ours is a corporation in which we directly or indirectly own stock and that jointly with us elects to be treated as our TRS under Section 856(l) of the Code. In addition, if one of our TRSs owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as our TRS. A domestic TRS (or a foreign TRS with income from a U.S. business) pays U.S. federal, state, and local income taxes at the full applicable corporate rates on its taxable income. A TRS owning property outside of the U.S. may pay foreign taxes. The taxes owed by a TRS could be substantial. To the extent that our TRSs are required to pay U.S. federal, state, local or foreign taxes, the cash available for distribution by us will be reduced accordingly.

Generally, a TRS can perform impermissible tenant services without causing us to receive impermissible tenant services income from those services under the REIT income tests. A TRS may also engage in other activities that, if conducted by us other than through a TRS, could result in the receipt of non-qualified income or the ownership of non-qualified assets. However, several provisions regarding the arrangements between a REIT and its TRSs ensure that a TRS will be subject to an appropriate level of U.S. federal income taxation. For example, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain other amounts or on certain expenses deducted by the TRS if the economic arrangements among us, our tenants and/or the TRS are not comparable to similar arrangements among unrelated parties.

We own and may continue to own interests in one or more TRSs that may hold assets or generate income that, if held or generated by us, could cause us to fail the REIT income or asset tests or subject us to the 100% tax on prohibited transactions. Our TRSs may incur significant amounts of U.S. federal, state and local income taxes.

Subsidiary REITs

If any REIT in which we acquire an interest fails to qualify for taxation as a REIT in any taxable year, that failure could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation that is not a REIT or a TRS, as further described below.

Ownership of Partnership Interests and Disregarded Subsidiaries by a REIT

A REIT that is a partner in a partnership (or a member of a limited liability company or other entity that is treated as a partnership for U.S. federal income tax purposes) will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs, as described below.

If a REIT owns all of the stock of a corporate subsidiary (including an entity that is treated as an association taxable as a corporation for U.S. federal income tax purposes) that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for U.S. federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a TRS, all of the capital stock of which is owned by the REIT (either directly or through other disregarded subsidiaries). For U.S. federal income tax purposes, all assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. Our qualified REIT subsidiaries will not be subject to U.S. federal income taxation, but may be subject to state and local taxation in some states.

Certain other entities also may be treated as disregarded entities for U.S. federal income tax purposes, generally including any unincorporated entity that would be treated as a partnership for U.S. federal income tax purposes if it had more than one owner. For U.S. federal income tax purposes, all assets, liabilities and items of income, deduction and credit of any such disregarded entity will be treated as assets, liabilities and items of income, deduction and credit of the owner of the disregarded entity. The Operating Partnership is currently treated as a disregarded entity for U.S. federal income tax purposes. As a result, its assets, liabilities and items of income, including its share of the assets, liabilities and items of income of any subsidiary partnership (or other entity treated as a partnership for U.S. federal income tax purposes), will be treated as our assets, liabilities and items of income for purposes of applying the REIT income and asset tests. As a result, to the extent that the Operating Partnership holds interests in partnerships that it does not control, the Operating Partnership may need to hold such interests indirectly through TRSs.

Income Tests Applicable to REITs

To qualify as a REIT, we must satisfy two gross income tests annually. First, at least 75% of our gross income, excluding gross income from prohibited transactions and certain other income and gains described below, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” gains on the disposition of real estate assets (but not including certain debt instruments of publicly offered REITs that are not secured by mortgages on real property or interests in real property and gain from prohibited transactions), dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments. Interest and gain on debt instruments issued by publicly offered REITs that are not secured by mortgages on real property or interests in real property are not qualifying income for the 75% test.

Second, at least 95% of our gross income for each taxable year, excluding gross income from prohibited transactions and certain other income and gains described below, must be derived from any combination of income qualifying under the 75% test and dividends, interest and gain from the sale or disposition of stock or securities.

Rents we receive will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS and either (i) at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space, or (ii) the property leased is a “qualified lodging facility,” as defined in Section 856(d)(9)(D) of the Code, or a “qualified health care property,” as defined in Section 856(e)(6)(D)(i), and certain other conditions are satisfied. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease (determined based on the average of the fair market values as of the beginning and end of the taxable year), then the portion of rent attributable to the personal property will not qualify as rents from real property.

Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we may provide directly only an insignificant amount of services, unless those services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Accordingly, we may not provide “impermissible services” to tenants (except through an independent contractor from whom we derive no revenue and that meets other requirements or through a TRS) without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of the direct cost to us of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from the property, the services will not disqualify any other income from the property that qualifies as rents from real property, but the impermissible tenant service income will not qualify as rents from real property.

We have not derived, and do not anticipate deriving, rents based in whole or in part on the income or profits of any person, rents from related party tenants and/or rents attributable to personal property leased in connection with real property that exceeds 15% of the total rents from that property in sufficient amounts to jeopardize our status as REIT. We also have not derived, and do not anticipate deriving, impermissible tenant service income that exceeds 1% of our total income from any property if the treatment of the rents from such property as nonqualifying rents would jeopardize our status as a REIT. The Operating Partnership and its subsidiaries may receive other amounts of nonqualifying income, but we intend to structure our interests in those sources of nonqualifying income as needed to preserve our REIT status, such as by conducting such activities through a TRS.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our U.S. federal income tax return and otherwise comply with the applicable Treasury Regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur unexpectedly exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will fail to qualify as a REIT. Even if these relief provisions apply, a tax would be imposed based on the amount of nonqualifying income.

Asset Tests Applicable to REITs

At the close of each quarter of our taxable year, we must satisfy five tests relating to the nature of our assets:

(1)

at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and U.S. Government securities. Real estate assets include interests in real property (such as land, buildings, leasehold interest in real property and personal property leased with real property if the rents attributable to the personal property would be rents from real property under the income tests discussed above), interests in mortgages on real property or on interests in real property, shares in other qualifying REITs, and stock or debt instruments held for less than one year purchased with the proceeds from an offering of shares of our stock or certain debt and debt instruments issued by publicly offered REITs;

(2)	not more than 25% of the value of our total assets may be represented by securities other than those in the 75% asset class;

(3)

except for equity investments in REITs, qualified REIT subsidiaries, other securities that qualify as “real estate assets” for purposes of the test described in clause (1) or securities of our TRSs: the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets; we may not own more than 10% of any one issuer’s outstanding voting securities; and we may not own more than 10% of the value of the outstanding securities of any one issuer;

(4)

not more than 25% (for taxable years beginning before January 1, 2018) or 20% (for taxable years beginning on or after January 1, 2018) of the value of our total assets may be represented by securities of one or more TRSs; and

(5)	not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs that are not secured by mortgages on real property or interests in real property.

Securities for purposes of the asset tests may include debt securities that are not fully secured by a mortgage on real property (or treated as such). However, the 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and debt securities issued by another REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test to securities issued by the partnership; (b) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. In general, straight debt is defined as a written, unconditional promise to pay on demand or at a specific date a fixed principal amount, and the interest rate and payment dates on the debt must not be contingent on profits or the discretion of the debtor. In addition, straight debt may not contain a convertibility feature.

We believe that our assets comply and have complied with the above asset tests and that we can operate so that we can continue to comply with those tests. However, our ability to satisfy these asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination and for which we will not obtain independent appraisals. For example, we may hold significant assets through our TRSs or hold significant non-real estate assets (such as certain goodwill), and we cannot provide any assurance that the IRS might not disagree with our determinations.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the 25%, 20%, and 5% asset tests described above, and the 10% value limitation described above, at the end of a later quarter solely by reason of changes in the relative values of our assets (including changes in relative values as a result of fluctuations in foreign currency exchange rates). If the failure to satisfy the 25%, 20% or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20% or 5% asset tests or 10% value limitation. If we fail the 5% asset test or the 10% asset test at the end of any quarter, and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets or otherwise satisfy the requirements of such asset tests within six months after the last day of the quarter in which our identification of the failure to satisfy those asset tests occurred to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1% of the total value of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests, or our failure of the 5% and 10% asset tests is in excess of this amount, as long as the failure was due to reasonable cause and not willful neglect and, following our identification of the failure, we filed a schedule in accordance with the Treasury Regulations describing each asset that caused the failure, we are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps to satisfy the requirements of the applicable asset test within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred, including the disposition of sufficient assets to meet the asset tests. If we rely on this reasonable cause cure provision to cure a violation of the asset tests, we also must pay a tax equal to the greater of $50,000 or the product of (x) the net income generated by the nonqualifying assets during the period in which we failed to satisfy the relevant asset test and (y) the highest U.S. federal income tax rate then applicable to U.S. corporations.

Annual Distribution Requirements Applicable to REITs

To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders each year in an amount at least equal to (1) the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. For purposes of the distribution requirements, any built-in gain (net of the applicable tax) we recognize during the applicable recognition period that existed on an asset at the time we acquired it from a C corporation in a carry-over basis transaction will be included in our REIT taxable income. See “—Tax on Built-in Gains of Former C Corporation Assets” for a discussion of the possible recognition of built-in gain. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made.

To the extent that we do not distribute (and are not deemed to have distributed) all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to U.S. federal income tax on these retained amounts at regular corporate tax rates.

We will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which U.S. federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

(1)	85% of our REIT ordinary income for the year;

(2)	95% of our REIT capital gain net income for the year; and

(3)	any undistributed taxable income from prior taxable years.

A REIT may elect to retain, rather than distribute, all or a portion of its net capital gains and pay the tax on the gains. In that case, the REIT’s stockholders must include their proportionate share of the undistributed net capital gains in income as long-term capital gains and would receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

We believe we have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements.

We anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement and to distribute such greater amount as may be necessary to avoid U.S. federal income and excise taxes. It is possible, however, that, from time to time, we may not have sufficient cash or other liquid assets to fund required distributions as a result, for example, of differences in timing between our cash flow, the receipt of income for GAAP purposes and the recognition of income for U.S. federal income tax purposes, the effect of non-deductible capital expenditures, the creation of reserves, payment of required debt service or amortization payments, or the need to make additional investments in qualifying real estate assets. The insufficiency of our cash flow to cover our distribution requirements could require us to (1) sell assets in adverse market conditions, (2) borrow on unfavorable terms, (3) distribute amounts that would otherwise be invested in future acquisitions or capital expenditures or used for the repayment of debt, (4) pay dividends in the form of taxable stock dividends or (5) use cash reserves, in order to comply with the REIT distribution requirements. Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. We will refer to such dividends as “deficiency dividends.” Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Tax on Built-in Gains of Former C Corporation Assets

If a REIT acquires an asset from a C corporation in a transaction in which the REIT’s basis in the asset is determined by reference to the basis of the asset in the hands of the C corporation (e.g., a tax-free reorganization under Section 368(a) of the Code), the REIT may be subject to an entity-level tax upon a taxable disposition during a 5-year period following the acquisition date. The amount of the tax is determined by applying the highest regular corporate tax rate, which is currently 21%, to the lesser of (i) the excess, if any, of the asset’s fair market value over the REIT’s basis in the asset on the acquisition date, or (ii) the gain recognized by the REIT in the disposition. The amount described in clause (i) is referred to as “built-in gain.”

We currently hold significant assets with built-in gain that would be subject to this corporate tax if sold today. In particular, we acquired a substantial amount of assets from Pinnacle, the Meadows and Penn in carryover basis transactions. Furthermore, we expect to acquire assets in the future in carryover basis transactions. The sale of any such assets within the five-year period following the date we acquire the asset would cause us to be subject to the corporate tax described above.

Prohibited Transactions

Net income derived from prohibited transactions is subject to a 100% tax. The term “prohibited transactions” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the specific facts and circumstances. The Code provides a safe harbor pursuant to which sales of properties held for at least two years and meeting certain additional requirements will not be treated as prohibited transactions, but compliance with the safe harbor may not always be practical. We have conducted and intend to continue to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held as inventory or for sale to customers and that a sale of any such asset will not be treated as having been in the ordinary course of our business. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of owning and operating properties and to make sales of properties that are consistent with our investment objectives, however, no assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to customers, or that the safe-harbor provisions will apply. The 100% tax will not apply to gains from the sale of property held through a TRS or other taxable corporation, although such income will be subject to U.S. federal income tax at regular corporate income tax rates. The potential application of the prohibited transactions tax could cause us to forego potential dispositions of other property or to forego other opportunities that might otherwise be attractive to us (such as developing property for sale), or to undertake such dispositions or other opportunities through a TRS, which would generally result in corporate income taxes being incurred.

Foreclosure Property

Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes an election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property is held primarily for sale to customers in the ordinary course of a trade or business.

Hedging Transactions and Foreign Currency Gains

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction (1) made in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred by us to acquire or own real estate assets, (2) entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property that generates such income or gain), or, (3) that hedges against transactions described in clause (1) or (2) and is entered into in connection with the extinguishment of debt or sale of property that is being hedged against by the transaction described in clause (1) or (2), and which complies with certain identification requirements, including gain from the disposition or termination of such a transaction, will not constitute gross income for purposes of the 95% gross income test and the 75% gross income test. To the extent we enter into other types of hedging transactions, or do not make proper identifications, as applicable, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT. No assurances can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the gross income tests and that such income will not adversely affect our ability to satisfy the REIT qualification requirements.

In addition, certain foreign currency gains may be excluded from gross income for purposes of one or both of the REIT gross income tests, provided we do not deal in or engage in substantial and regular trading in securities.

Investments in Certain Debt Instruments

We may acquire mortgage, mezzanine, bridge loans and other debt investments. Except as provided below, in cases where a mortgage loan is secured by both real property and other property, if the outstanding principal balance of a mortgage loan during the year exceeds the value of the real property securing the loan at the time we committed to acquire the loan, which may be the case, for instance, if we acquire a “distressed” mortgage loan, including with a view to acquiring the collateral, a portion of the interest accrued during the year will not be qualifying income for purposes of the 75% gross income test applicable to REITs and a portion of such loan will not be a qualifying real estate asset. Furthermore, we may be required to retest modified loans that we hold to determine if the modified loan is adequately secured by real property as of the modification date. If the IRS were to assert successfully that any mortgage loans we hold were not properly secured by real estate or that the value of the real estate collateral (at the time of commitment or retesting) was otherwise less than the amount of the loan, we could, as mentioned, earn income that is not qualifying for the 75% income test and also be treated as holding a non-real estate investment in whole or part, which could result in our failure to qualify as a REIT. Notwithstanding the foregoing, a mortgage loan secured by both real property and personal property shall be treated as a wholly qualifying real estate asset and all interest shall be qualifying income for purposes of the 75% income test if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, even if the real property collateral value is less than the outstanding principal balance of the loan.

The IRS has provided a safe harbor with respect to the treatment of a mezzanine loan as a mortgage loan and therefore as a qualifying asset for purposes of the REIT asset tests, but not rules of substantive law. Pursuant to the safe harbor, if a mezzanine loan meets certain requirements, it will be treated by the IRS as a qualifying real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. However, structuring a mezzanine loan to meet the requirements of the safe harbor may not always be practical. To the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor, such loans might not be properly treated as qualifying mortgage loans for REIT purposes.

To the extent that we derive interest income from a mortgage loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower. This limitation does not apply, however, where the borrower leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had we earned the income directly.

Investments in debt instruments may require recognition of taxable income prior to receipt of cash from such investments and may cause portions of gain to be treated as ordinary income. For example, we may purchase debt instruments at a discount from face value. To the extent we purchase any instruments at a discount in connection with their original issuances, the discount will be “original issue discount,” or “OID”, if it exceeds certain de minimis amounts, which must be accrued on a constant yield method even though we may not receive the corresponding cash payment until maturity. To the extent debt instruments are purchased by us at a discount after their original issuances, the discount may represent “market discount.” Unlike OID, market discount is not required to be included in income on a constant yield method. However, if we sell a debt instrument with market discount, we will be required to treat gain up to an amount equal to the market discount that has accrued while we held the debt instrument as ordinary income. Additionally, any principal payments we receive in respect of our debt instruments must be treated as ordinary income to the extent of any accrued market discount. If we ultimately collect less on a debt instrument than our purchase price and any OID or accrued market discount that we have included in income, there may be limitations on our ability to use any losses resulting from that debt instrument. We may acquire distressed debt instruments that are subsequently modified by agreement with the borrower. Under applicable Treasury Regulations, these modifications may be treated as a taxable event in which we exchange the old debt instrument for a new debt instrument, the value of which may be treated as equal to the face amount of the new debt instrument. Because distressed debt instruments are often acquired at a substantial discount from face value, the difference between our amount realized and our tax basis in the old note could be significant, resulting in significant income without any corresponding receipt of cash. Similarly, if we acquire a distressed debt instrument and subsequently foreclose, we could have taxable income to the extent that the fair market value of the property we receive exceeds our tax basis in the debt instrument. Such a scenario could also result in significant taxable income without any receipt of cash. In the event that any debt instruments acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income.

We generally will be required to include certain amounts in income for U.S. federal income tax purposes no later than the time such amounts are reflected on certain financial statements. The application of this rule may require the accrual of income with respect to our debt instruments earlier than would be the case under the general tax rules described in the preceding paragraph.

Tax Aspects of the Operating Partnership

In General. We will own all or substantially all of our assets through the Operating Partnership, and the Operating Partnership in turn will own a substantial portion of its assets through interests in various partnerships and limited liability companies.

The Operating Partnership is currently a disregarded entity. As such, we are treated as directly earning its items of income, gain, loss, deduction and credit for purposes of computing the REIT taxable income. Except in the case of subsidiaries that have elected REIT or TRS status, we expect that the Operating Partnership’s partnership and limited liability company subsidiaries will be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are classified as partnerships for U.S. federal income tax purposes are treated as “pass-through” entities that are not required to pay U.S. federal income taxes. Rather, partners or members of such entities are allocated their share of the items of income, gain, loss, deduction and credit of the entity and are potentially required to pay tax on that income without regard to whether the partners or members receive a distribution of cash from the entity. We will include in our income our allocable share of the foregoing items for purposes of computing our REIT taxable income, based on the applicable operating agreement. For purposes of applying the REIT income and asset tests, we will include the Operating Partnership’s income and assets as if they were directly earned and held by us, and we will include the Operating Partnership’s share of the income and assets of any subsidiary partnerships and limited liability companies treated as partnerships for U.S. federal income tax purposes, based on our capital interests in such entities. See “—Ownership of Partnership Interests and Disregarded Subsidiaries by a REIT.”

Our ownership interests in such subsidiaries involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships or disregarded entities, as opposed to associations taxable as corporations, for U.S. federal income tax purposes. If the Operating Partnership or one or more of its subsidiary partnerships or limited liability companies intended to be taxed as partnerships or disregarded entities, were treated as an association, it would be taxable as a corporation and would be subject to U.S. federal income taxes on its income. In that case, the character of the entity and its income would change for purposes of the asset and income tests applicable to REITs and could prevent us from satisfying these tests. See “—Asset Tests Applicable to REITs” and “—Income Tests Applicable to REITs.” This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify as a REIT” for a discussion of the effect of our failure to meet these tests for a taxable year.

We believe that the Operating Partnership and other subsidiary partnerships and limited liability companies that do not elect REIT or TRS status have been and/or will be classified as partnerships or disregarded entities for U.S. federal income tax purposes, and the remainder of the discussion under this section “—Tax Aspects of The Operating Partnership” is based on such classification.

Although a domestic unincorporated entity is generally treated as a partnership (if it has more than one owner) or a disregarded entity (if it has a single owner) for U.S. federal income tax purposes, in certain situations such an entity may be treated as a corporation for U.S. federal income tax purposes, including if the entity is a

“publicly traded partnership” that does not qualify for an exemption based on the character of its income. A partnership is a “publicly traded partnership” under Section 7704 of the Code if:

•	interests in the partnership are traded on an established securities market; or

•	interests in the partnership are readily tradable on a “secondary market” or the “substantial equivalent” of a secondary market.

A partnership will not be treated as a publicly traded partnership if it qualifies for certain safe harbors, one of which applies to certain partnerships 100 or fewer partners. Because the Operating Partnership is a disregarded entity, it is currently not subject to the publicly traded partnership rules.

Allocations of Income, Gain, Loss and Deduction. A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members for U.S. federal income tax purposes. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the related Treasury Regulations. Generally, Section 704(b) of the Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of their partners or members. If an allocation is not recognized by the IRS for U.S. federal income tax purposes, the item subject to the allocation will be reallocated according to the partners’ or members’ interests in the partnership or limited liability company, as the case may be. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in the Operating Partnership’s partnership subsidiaries are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. In the event the Operating Partnership becomes a partnership for tax purposes, we intend for its allocations of taxable income and loss to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Tax Allocations With Respect to Contributed Properties. In general, when property is contributed to a partnership in exchange for a partnership interest, the partnership inherits the carry-over tax basis of the contributing partner in the contributed property. Any difference between the fair market value and the adjusted tax basis of contributed property at the time of contribution is referred to as a “book-tax difference.” Under Section 704(c) of the Code, income, gain, loss and deduction attributable to property with a book-tax difference that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution, as adjusted from time to time, so that, to the extent possible under the applicable method elected under Section 704(c) of the Code, the non-contributing partners receive allocations of depreciation and gain or loss for tax purposes comparable to the allocations they would have received in the absence of book-tax differences. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Similar tax allocations are required with respect to the book-tax differences in the assets owned by a partnership when additional assets are contributed in exchange for a new partnership interest.

In the event the Operating Partnership becomes a partnership for tax purposes, certain of the Operating Partnership’s assets may have book tax differences. Consequently, we expect the agreement of limited partnership of the Operating Partnership will require such allocations to be made in a manner consistent with Section 704(c) of the Code. In the event this happens, we may be allocated lower amounts of depreciation and other deductions for tax purposes, and possibly greater amounts of taxable income in the event of a disposition, as compared to our share of such items for economic or book purposes. Thus, these rules may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See “—Annual Distribution Requirements Applicable to REITs.”

Withholding Obligations with respect to Non-U.S. Partners. In the event we admit a non-U.S. limited partner into the Operating Partnership, the Operating Partnership generally will be required to withhold at varying rates with respect to the non-U.S. limited partner’s share of the Operating Partnership income (with such rates based on the character of the items comprising the income and the status of the limited partner for U.S. federal income tax purposes), regardless of the amounts distributed to such non-U.S. limited partner. We will be liable for any under withholdings (including interest and penalties). The Operating Partnership will have to make the withholding payments in any event even if the withholding obligation exceeds a limited partner’s share of distributions. Unless it can recover the excess withholdings from the limited partner, the Operating Partnership will have to find other sources of cash to fund excess withholdings.

Partnership Audit Rules. Congress revised the rules applicable to U.S. federal income tax audits of partnerships and the collection of any tax resulting from any such audits or other tax proceedings, generally for taxable years beginning after December 31, 2017. Under these rules, the partnership itself may be liable for a hypothetical increase in partner-level taxes (including interest and penalties) resulting from an adjustment of partnership tax items on audit, regardless of changes in the composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment (and thus potentially causing the partners at the time of the audit adjustment to bear taxes attributable to former partners). The new rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed against the affected partners, subject to a higher rate of interest than otherwise would apply (often referred to as a “push-out election”). Applicable Treasury Regulations provide that when a push-out election affects a partner that is a REIT, such REIT may be able to use deficiency dividend procedures with respect to adjustments resulting from such election. It is possible that partnerships in which we directly and indirectly invest may be subject to U.S. federal income tax, interest and penalties in the event of a U.S. federal income tax audit as a result of the foregoing new rules, and as a result, we could be required to bear the economic cost of taxes attributable to our partners.

Failure to Qualify as a REIT

In the event we violate (or have violated) a provision of the Code that would result in our failure to qualify as a REIT, specified relief provisions will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy the provision and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. It is not possible to state whether, in all circumstances, we will be entitled to this statutory relief. If we fail (or have failed) to qualify as a REIT in any taxable year that remains open to examination by the IRS, and the relief provisions of the Code do not apply, we will be subject to tax on our taxable income at regular U.S. federal corporate income tax rates, as in effect for the applicable taxable year. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Code, distributions to our stockholders will generally be taxable to stockholders who are individual U.S. stockholders at a current maximum rate of 20%, and dividends received by our corporate U.S. stockholders may be eligible for a dividends received deduction. However, non-corporate stockholders (including individuals) will not be able to deduct 20% of certain dividends they receive from us, as described below. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from re-electing REIT status for the four taxable years following a year during which qualification was lost.

Taxation of Stockholders and Potential Tax Consequences of Their Investment in Shares of Common Stock or Preferred Stock

Taxation of Taxable U.S. Stockholders

For purposes of this discussion, the term “U.S. stockholder” means a beneficial owner of shares of common stock or preferred stock who, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) a valid election is in place to treat the trust as a United States person.

If an entity treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership considering an investment in our common stock or preferred stock, you should consult your own tax advisor regarding the consequences of the purchase, ownership and disposition of shares of common stock or preferred stock by the partnership.

Certain accrual method taxpayers are required to include certain amounts in income for U.S. federal income tax purposes no later than the time such amounts are reflected on certain financial statements. This summary does not address the impact of those rules.

Dividends. As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends. Dividends on our preferred stock will be treated as made out of any available earnings and profits in priority to distributions on our common stock. Dividends paid to a non-corporate U.S. stockholder generally will not qualify for the preferential (currently 20%) tax rate for “qualified dividend income.” Qualified dividend income generally includes dividends paid to most U.S. non-corporate taxpayers by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our stockholders, our ordinary dividends generally will not be eligible for the 20% tax rate on qualified dividend income. As a result, our ordinary dividends will continue to be taxed at the higher tax rate applicable to ordinary income. The preferential tax rate for qualified dividend income will apply to our ordinary dividends (1) attributable to dividends received by us from taxable corporations, such as our TRSs, and (2) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our stock becomes ex-dividend. For taxable years beginning after December 31, 2017 and before January 1, 2026, individuals and other non-corporate U.S stockholders generally may deduct 20% of certain qualified business income, including “qualified REIT dividends” (generally, dividends received by a REIT shareholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations. Dividends paid to a corporate U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. If we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution no later than January 31 of the following year.

Distributions from us that are properly designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed our actual net capital gains for the taxable year, without regard to the period for which the U.S. stockholder has held our common stock. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at a maximum current U.S. federal rate of 20%, in the case of U.S. stockholders who are individuals, and 21% for corporations. Capital gains dividends attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% U.S. federal income tax rate for U.S. stockholders who are individuals, trusts or estates, to the extent of previously claimed depreciation deductions.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, we may elect to designate the retained amount as undistributed capital gains with the result that a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The

U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its common stock or preferred stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s stock. Instead, the distribution will reduce the adjusted basis of such stock. A U.S. stockholder will recognize gain upon a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her stock as long-term capital gain if the shares of stock have been held for more than one year, or short-term capital gain, if the shares of stock have been held for one year or less.

Stockholders may not include in their own income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock or preferred stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, with respect to non-corporate U.S. stockholders, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain. Ordinary income and capital gain must be allocated proportionately among taxable dividends on both our preferred stock and common stock.

Dispositions of Stock. In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our stock as long-term capital gain or loss if the U.S. stockholder has held our stock for more than one year. Otherwise, the U.S. stockholder must treat any such gain or loss as short-term capital gain or loss. However, a U.S. stockholder must treat any loss upon a sale or exchange of our stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of our common stock or preferred stock may be disallowed if the U.S. stockholder repurchases our common stock or preferred stock within 30 days before or after the disposition.

A redemption by us of any redeemable preferred stock we may issue could be treated either as a taxable disposition of shares or as a dividend, depending on the applicable facts and circumstances. In the event we issue any redeemable preferred stock, the prospectus supplement will discuss the tax considerations of owning such securities in greater detail.

Capital Gains and Losses. The tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 37%. The maximum tax rate on long-term capital gains applicable to non-corporate taxpayers is currently 20% for sales and exchanges of capital assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain, known as “unrecaptured section 1250 gains, would have been treated as ordinary income on depreciation recapture if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate stockholders as long-term capital gains or unrecaptured section 1250 gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25%

(which is generally higher than the long-term capital gain tax rates for non-corporate taxpayers) to a portion of capital gain realized by a non-corporate stockholder on the sale of REIT stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.” In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates (currently 21%). A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

If a U.S. stockholder recognizes a loss upon a subsequent disposition of our common stock or preferred stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of certain Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly and apply to transactions that would not typically be considered tax shelters. Significant penalties apply for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock or preferred stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to U.S. federal income tax on their unrelated business taxable income. Subject to the exceptions described below, a tax-exempt U.S. stockholder generally would not recognize unrelated business taxable income as a result of an investment in our common stock or preferred stock unless the stock were used in an unrelated trade or business conducted by such stockholder. However, if a tax-exempt stockholder were to finance its acquisition of common stock or preferred stock with debt, a portion of the income that it receives from us and a portion of the gain on sale of our common stock or preferred stock could constitute unrelated business taxable income pursuant to the “debt-financed property” rules.

Social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from U.S. federal income taxation under special provisions of the U.S. federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income.

In certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock by value at any time during a taxable year must treat a percentage of the dividends that it receives from us for the taxable year as unrelated business taxable income. Such percentage is equal to the gross income (less direct expenses related thereto) that we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income (less direct expenses related thereto) for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares by value only if:

•	the percentage of our dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

•

we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of the value of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•

either (a) one pension trust owns more than 25% of the value of our stock; or (b) a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Stockholders

The rules governing U.S. federal income taxation of beneficial owners of our common stock or preferred stock that are nonresident alien individuals or foreign corporations for U.S. federal income tax purposes (“non-U.S. stockholders”) are complex. This section is only a partial discussion of such rules. It does not attempt to address all of the considerations that may be relevant for non-U.S. stockholders that are partnerships or other pass-through entities, that hold their common or preferred stock through intermediate entities, that have special status (such as sovereigns), or that otherwise are subject to special rules under the Code. We urge non-U.S. stockholders to consult their tax advisors to determine the impact of U.S. federal, state, local and non U.S. income and other tax laws on ownership of our stock, including any reporting requirements.

Distributions. A non-U.S. stockholder who receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, or USRPIs, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the dividend (including any portion of any dividend that is payable in our stock) ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. Under some treaties, lower withholding tax rates generally applicable to dividends do not apply to dividends from REITs (or are not as favorable for REIT dividends as compared to non-REIT dividends). However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions, and in the case of a corporate non-U.S. stockholder also may be subject to a branch profits tax at the rate of 30% (or lower treaty rate). Withholding of U.S. federal income tax generally will apply at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless: (i) a lower treaty rate or special provision of the Code (e.g., Section 892) applies and the non-U.S. stockholder provides any required IRS Form W-8 evidencing eligibility for that reduced rate; (ii) the non-U.S. stockholder provides an IRS Form W-8ECI claiming that the distribution is effectively connected income, or (iii) a different withholding rate applies (such as because it can be determined at the time of distribution that the distribution is a capital gain dividend or is attributable to gain from the sale or exchange of USRPIs).

A non-U.S. stockholder generally will not be subject to U.S. federal income tax (but may be subject to withholding as described below) on a distribution not attributable to gain from our sale or exchange of a U.S. real property interest and in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the stockholder’s adjusted tax basis of its stock. Instead, the excess portion of the distribution will reduce the adjusted tax basis of that stock. A non-U.S. stockholder will be subject to U.S. federal income tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its stock, if the non-U.S. stockholder otherwise would be subject to U.S. federal income tax on gain from the sale or disposition of its stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, withholding may apply on the entire amount of any distribution at the same rate as would apply with respect to withholding on a dividend.

Additional withholding rules may require withholding of 15% of any distribution that exceeds our current and accumulated earnings and profits even if a lower treaty rate applies to dividends or the non-U.S. stockholder is not liable for tax on the receipt of that distribution. Consequently, to the extent that withholding does not apply at a rate of 30% to the entire amount of any distribution, we generally expect withholding to apply at a rate of 15% (i.e., on any portion of the distribution to which 30%) withholding does not apply unless we conclude that an exemption or different rate applies.

A non-U.S. stockholder may seek a refund from the IRS if the non-U.S. stockholder’s withholdings and any other tax payments exceed its U.S. federal income tax liability for the year.

Subject to the exception discussed below for 10% or smaller holders of classes of stock of a corporation that are regularly traded on an established securities market located in the United States and the special rules for “qualified shareholders” or “qualified foreign pension funds” discussed below, a non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of USPRIs under special provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, regardless of whether we designate such distributions as capital gain distributions. The term “USRPIs” includes interests in U.S. real property and stock in U.S. corporations at least 50% of whose assets consist of interests in U.S. real property. Under those rules, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to any applicable alternative minimum tax. A corporate non-U.S. stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We will be required to withhold and remit to the IRS 21% of any distributions to non-U.S. stockholders attributable to gain from our sale or exchange of United States real property interests (“FIRPTA Withholding”). A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold. FIRPTA Withholding will not apply to any distribution to a “qualified shareholder” or a “qualified foreign pension fund,” as defined below.

A non-U.S. stockholder that owns, actually or constructively, no more than 10% of a class of our common stock or preferred stock at all times during the one-year period ending on the date of a distribution with respect to such class should not be subject to FIRPTA, branch profits tax or FIRPTA Withholding with respect to a distribution on that class of common stock or preferred stock that is attributable to gain from our sale or exchange of United States real property interests, provided that such class of our stock is regularly traded on an established securities market located in the United States. In the case of any such distribution that was a capital gain dividend made to such non-U.S. stockholder, the distribution will be treated as an ordinary dividend subject to the general withholding rules discussed above, which generally impose a withholding tax equal to 30% of the gross amount of each dividend distribution (unless reduced by treaty).

Distributions that are designated by us as capital gain dividends, other than those attributable to the disposition of a United States real property interest (and thus not subject to FIRPTA Withholding), generally should not be subject to U.S. federal income taxation unless: (i) such distribution is effectively connected with the non-U.S. stockholder’s U.S. trade or business and, if certain treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. stockholder, in which case the non-U.S. stockholder will be subject to tax on a net basis in a manner similar to the taxation of U.S. stockholders with respect to such gain, except that a holder that is a foreign corporation may also be subject to the additional 30% branch profits tax; or (ii) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and meets certain other criteria, in which case such nonresident alien individual generally will be subject to a 30% tax on the individual’s net U.S. source capital gain. Notwithstanding that such non-FIRPTA capital gain dividend may not be subject to U.S. federal income taxation, as noted above we generally plan to withhold U.S. federal income tax at the rate of 30% on the gross amount of any dividend distribution paid to a non-U.S. stockholder and we may be required to withhold not less than 21% of any such capital gain dividends (or amounts we could have designated as such). Distributions can be designated as capital gain dividends to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. stockholder’s U.S. federal income tax liability.

Although the law is not clear on the matter, it appears that amounts designated by us as undistributed capital gains generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, non-U.S. stockholders would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom an amount equal to their proportionate share of the tax paid by us on the undistributed capital gains and to receive from the IRS a refund to the extent their proportionate share of this tax paid by us exceeds their actual U.S. federal income tax liability.

Dispositions of Stock. A non-U.S. stockholder generally will not incur tax under FIRPTA with respect to gain on a disposition of our common stock or preferred stock as long as at all times during the five-year period ending on the date of disposition, non-U.S. persons hold, directly or indirectly, less than 50% in value of our stock. For such testing periods that end on or after December 18, 2015, a person holding less than 5% of our regularly traded classes of stock for five years has been, and will be, treated as a U.S. person unless we have actual knowledge that such person is not a U.S. person. Because our common stock is publicly traded, we cannot assure you that our non-U.S. ownership will be less than 50% at any time.

Even if our non-U.S. ownership is under 50% for five years and we otherwise meet the requirements of this rule, pursuant to certain “wash sale” rules under FIRPTA, a non-U.S. stockholder may incur tax under FIRPTA to the extent such stockholder disposes of our stock within a certain period prior to a distribution attributable to USRPI gain and directly or indirectly (including through certain affiliates) reacquires our stock within certain prescribed periods, provided that this rule will not apply to a disposition and reacquisition of our common stock by a non-U.S. stockholder that is a “qualified shareholder”, a “qualified foreign pension fund”, or a non-U.S. stockholder owning, actually or constructively, 5% or less of our common stock at any time during the one-year period ending on the date of such distribution attributable to USRPI gain.

Regardless of the extent of our non-U.S. ownership, a non-U.S. stockholder will not incur tax under FIRPTA on a disposition of shares of a publicly traded class of our stock if such non-U.S. stockholder owned, actually or constructively, at all times during a specified testing period, 10% or less of the total fair market value of such class of stock. The testing period is the shorter of (1) the period during which the non-U.S. stockholder held the shares and (2) the five-year period ending on the disposition date. For as long as our common stock is regularly traded on an established securities market, a non-U.S. stockholder should not incur tax under FIRPTA with respect to gain on a sale of our common stock unless it owns, actually or constructively, more than 10% of our common stock during such testing period. If we issue a class of preferred stock that is regularly traded on an established securities market, the rules described in the previous sentence will also apply to sales of such preferred stock. Provided that our common stock continues to be regularly traded on an established securities market, a non-U.S. stockholder will not incur tax under FIRPTA on a disposition of the shares of our non-publicly traded preferred stock if the fair market value of all of the shares of such class of preferred stock acquired by such non-U.S. stockholder did not exceed 5% of the fair market value of our regularly traded class of stock with the lowest fair market value, determined as of the most recent acquisition date.

To the extent our stock is held directly (or indirectly through one or more partnerships) by a “qualified shareholder,” it will not be treated as a USRPI for such qualified shareholder. Thus, gain from the sale or exchange of our stock (including distributions treated as gain from the sale or exchange of our stock (including distributions treated as gain from the sale or exchange of our stock) will not be subject to tax unless such gain is treated as effectively connected with the qualified shareholder’s conduct of a U.S. trade or business. Further, to the extent such treatment applies, any distribution to such shareholder will not be treated as gain recognized from the sale or exchange of a USRPI (and capital gain dividends and non-dividend distributions to such shareholder may be treated as ordinary dividends). For these purposes, a qualified shareholder is generally a non-U.S. shareholder that (i)(A) is eligible for treaty benefits under an income tax treaty with the United States that includes an exchange of information program and the principal class of interests of which is listed and regularly traded on one or more stock exchanges as defined by the treaty, or (B) is a foreign limited partnership organized in a jurisdiction with an exchange of information agreement with the United States and that has a class of regularly traded limited partnership units (having a value greater than 50% of the value of all partnership units) on the New York Stock Exchange or Nasdaq, (ii) is a “qualified collective investment vehicle” (within the meaning of Section 897(k)(3)(B) of the Code) and (iii) maintains records of persons holding 5% or more of the class of interests described in clauses (i)(A) or (i)(B) above. However, in the case of a qualified shareholder having one or more “applicable investors,” the exception described in the first sentence of this paragraph will not apply to the applicable percentage of the qualified shareholder’s stock (with “applicable percentage” generally meaning the percentage of the value of the interests in the qualified shareholder held by applicable investors after applying certain constructive ownership rules). The applicable percentage of the amount realized by a qualified shareholder on the disposition of our stock or with respect to a distribution from us attributable to gain from the sale or exchange of a USRPI will be treated as amounts realized from the disposition of a USRPI. Such treatment shall also apply to applicable investors in respect of distributions treated as a sale or exchange of stock with respect to a qualified shareholder. For these purposes, an “applicable investor” is a person (other than a qualified shareholder) who generally holds an interest in the qualified shareholder and holds more than 10% of our stock applying certain constructive ownership rules.

For FIRPTA purposes, neither a “qualified foreign pension fund” nor an entity all of the interests of which are held by a qualified foreign pension fund is treated as a non-U.S. stockholder. A “qualified foreign pension fund” is an organization or arrangement (i) created or organized in a foreign country, (ii) established to provide retirement or pension benefits to current or former employees (including self-employed individuals) or their designees by either (A) a foreign country (or one or more political subdivisions thereof) as a result of services rendered by such employees to their employers, or (B) one or more employers in consideration for services rendered by such employees to such employers, (iii) which does not have a single participant or beneficiary that has a right to more than 5% of its assets or income, (iv) which is subject to government regulation and with respect to which annual information about its beneficiaries is provided, or is otherwise available, to relevant local tax authorities, and (v) with respect to which, under its local laws, (A) contributions that would otherwise be subject to tax are deductible or excluded from its gross income or taxed at a reduced rate, or (B) taxation of its investment income is deferred, or such income is excluded from its gross income or taxed at a reduced rate.

If the gain on the sale of our stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders subject to any applicable alternative minimum tax, and the purchaser of the stock (including us) would be required to withhold and remit to the IRS 15% of the gross purchase price. Furthermore, a non-U.S. stockholder generally will incur U.S. federal income tax on gain not subject to FIRPTA if:

•

the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case, unless an applicable tax treaty provides otherwise, the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain and may be subject to the 30% branch profits tax on its effectively connected earnings and profits, subject to adjustments, in the case of a foreign corporation; or

•

the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and meets certain other criteria, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains derived from sources within the United States (net of certain losses derived from sources within the United States), unless an applicable income tax treaty provides otherwise).

Taxation of Holders of Certain Fixed Rate Debt Securities of GLP Capital and Capital Corp.

This section describes certain material U.S. federal income tax considerations of owning the fixed rate debt securities that the Operating Partnership and Capital Corp. may offer, for general information only. It is not tax advice. It applies only if the fixed rate debt securities purchased are not original issue discount or zero coupon debt securities and such fixed rate debt securities are acquired in the initial offering at the issue price. If these fixed rate debt securities are purchased at a price other than the issue price, the amortizable bond premium or market discount rules may apply. Prospective holders should consult their tax advisors regarding the possible applicability of such rules.

The tax consequences of owning any zero coupon debt securities, original issue discount debt securities, floating rate debt securities, convertible or exchangeable debt securities, or indexed debt securities offered by the Operating Partnership and Capital Corp. will be discussed in the applicable prospectus supplement. For purposes of this discussion, a “U.S. holder” is a beneficial owner of a debt security that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) any trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if a valid election is in place to treat the trust as a U.S. person. For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of a debt security that is a (i) foreign corporation or (ii) a nonresident alien individual. If any entity treated as a partnership for U.S. federal income tax purposes holds a debt security, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in such a partnership considering an investment in debt securities, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of the debt securities by the partnership.

Certain accrual method taxpayers are required to include certain amounts in income for U.S. federal income tax purposes no later than the time such amounts are reflected on certain financial statements. This summary does not address the impact of such rules.

Prospective purchasers of debt securities should consult their tax advisors concerning the tax consequences of holding debt securities in light of their particular circumstances, including the application of the U.S. federal income tax considerations discussed below, as well as the application of U.S. federal tax laws other than income tax laws (such as estate and gift tax laws), or state, local, or non-U.S. tax laws.

U.S. Holders

Payments of Interest. Payments of stated interest on debt securities generally will be taxable to a U.S. holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. holder’s regular method of accounting for U.S. federal income tax purposes. If, however, the debt securities’ principal amount exceeds their issue price (the first price at which a substantial amount of the debt securities are sold to investors for cash, excluding sales to underwriters or other persons acting in a similar capacity) by at least a de minimis amount, as determined under applicable Treasury Regulations, a U.S. holder will be required to include such excess in income as ordinary income, as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to this income.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of Debt Securities. Upon the sale, exchange, redemption, retirement or other taxable disposition of a debt security , a U.S. holder generally will recognize gain or loss in an amount equal to the difference between the amount realized upon the sale, exchange, redemption, retirement or other disposition (other than amounts attributable to any accrued but unpaid interest, which will be taxable as interest income as discussed above to the extent not previously included in income by the U.S. holder) and the U.S. holder’s adjusted U.S. federal income tax basis in the debt security. A U.S. holder’s adjusted U.S. federal income tax basis in a debt security generally will be its cost for that debt security, increased by any accrued original issue discount previously included as income by such U.S. holder, and decreased by any payments on the debt security other than stated interest. Any such gain or loss generally will be capital gain or loss. Capital gains of non-corporate U.S. holders (including individuals) derived in respect of capital assets held for more than one year currently are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations under the Code.

Taxation of Tax-Exempt Holders of Debt Securities

Interest income accrued on a debt security should not constitute unrelated business taxable income to a tax-exempt U.S. holder. As a result, a tax-exempt U.S. holder generally should not be subject to U.S. federal income tax on the interest income accruing on the Operating Partnership’s and Capital Corp.’s debt securities. Similarly, any gain recognized by the tax-exempt U.S. holder in connection with a sale of a debt security generally should not be unrelated business taxable income. However, if a tax-exempt U.S. holder were to finance its acquisition of the debt security with debt, a portion of the interest income and gain attributable to the debt security would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. A tax-exempt U.S. holder that is subject to tax on its unrelated business taxable income will be required to separately compute its unrelated business taxable income for each unrelated trade or business activity for purposes of determining its unrelated business taxable income. Tax-exempt U.S. holders should consult their own tax advisor to determine the potential tax consequences of an investment in the Operating Partnership’s and Capital Corp.’s debt securities.

Non-U.S. Holders

Payments of Interest. Subject to the discussions below under the headings “Information Reporting Requirements and Backup Withholding Applicable to Stockholders and Debt Holders” and “Foreign Account Tax Compliance Act,” payments of non-contingent interest (including any original issue discount) on any debt security to a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax if the non-U.S. holder:

•

(i) if the Operating Partnership is a disregarded entity for U.S. federal income tax purposes, does not own actually or constructively 10% or more of our stock, or (ii) if the Operating Partnership is a partnership for U.S. federal income tax purposes, does not actually or constructively own 10% or more of the Operating Partnership’s capital or profits interests and does not own 10% or more of the stock of Capital Corp;

•	is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code;

•	provides the non-U.S. holder’s name and address on an IRS Form W-8BEN or Form W-8BEN-E (or other applicable successor form) and certifies under penalties of perjury that it is not a U.S. person;

•	is not a bank receiving interest on the extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business; and

•

is not engaged in a U.S. trade or business pursuant to which interest on the debt securities is effectively connected (any income effectively connected with such a U.S. trade or business, “U.S. Trade or Business Income”).

The gross amount of interest payments to a non-U.S. holder that do not qualify for the portfolio interest exemption will be subject to U.S. withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate such withholding tax (and the non-U.S. holder provides a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, claiming the benefits of such treaty) or the payments constitute U.S. Trade or Business Income to the non-U.S. holder (and the non-U.S. holder provides a properly executed IRS Form W-8ECI). U.S. Trade or Business Income will be taxed on a net basis at regular graduated U.S. rates rather than the 30% gross rate. In the case of a non-U.S. holder that is a corporation, such U.S. Trade or Business Income may also be subject to the branch profits tax at a 30% rate. The branch profits tax may not apply, or may apply at a reduced rate, if a recipient is a qualified resident of certain countries with which the United States has an income tax treaty.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of Debt Securities. Subject to the discussions below under the headings “ —Information Reporting Requirements and Backup Withholding Applicable to Stockholders and Debt Holders” and “ —Foreign Account Tax Compliance Act,” any gain realized by a non-U.S. holder upon the sale, exchange, redemption, retirement or other taxable disposition of a debt security (other than amounts attributable to any accrued and unpaid interest, which would be subject to U.S. federal income taxation as interest as described above in “ —Payments of Interest”) generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. Trade or Business Income, in which case the non-U.S. holder generally will be taxed on such gain in the same manner as a U.S. holder, and if such non-U.S. holder is a corporation, the branch profits tax may also apply; or (ii) in the case of any gain realized by an individual non-U.S. holder, such holder is present in the United States for 183 days or more in the taxable year of such sale, exchange, redemption, retirement or other taxable disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% U.S. federal income tax on such gain (except as otherwise provided by an applicable income tax treaty), which may be offset by certain U.S.-source losses.

Information Reporting Requirements and Backup Withholding Applicable to Stockholders and Debt Holders

U.S. Stockholders and U.S. Debt Holders.

In general, information reporting requirements will apply to (i) payments of distributions on our stock and payments of the proceeds of the sale of our stock to some stockholders, and (ii) payments on our debt securities (including payments of interest and of the proceeds of the sale, exchange, redemption, repurchase, retirement or other disposition of the debt securities) to a U.S. debt holder, unless an exception applies. Further, the payor will be required to backup withhold on any payments at the current rate of 24% if: (1) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or establish an exemption from backup withholding; (2) the IRS notifies the payor that the TIN furnished by the payee is incorrect; (3) the payee fails to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code; or (4) in the case of interest on a debt security, there has been a notified payee under-reporting with respect to interest, dividends or OID described in Code Section 3406(c).

Some U.S. stockholders and U.S. debt holders, including corporations and tax-exempt organizations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder or debt holder will be allowed as a credit against the stockholder’s or debt holder’s U.S. federal income tax liability and may entitle the stockholder or debt holder to a refund, provided that the required information is furnished to the IRS on a timely basis.

Non-U.S. Stockholders and Non-U.S. Holders of Debt Securities.

Information reporting requirements and backup withholding may apply to (i) payments of distributions on our stock to a non-U.S. stockholder, (ii) proceeds a non-U.S. stockholder receives upon the sale, exchange, redemption, retirement or other disposition of our stock, (iii) interest payments on our debt securities to a non-U.S. holder, and (iv) proceeds a non-U.S. holder receives upon the sale, exchange, redemption, retirement or other disposition of our debt securities. Information reporting and backup withholding will generally not apply if an appropriate IRS Form W-8 is duly provided by such non-U.S. stockholder or non-U.S. holder or the stockholder or debt holder otherwise establishes an exemption. Even without having executed an appropriate IRS Form W-8 or substantially similar form, however, in some cases information reporting and backup withholding will not apply to proceeds received through a broker’s foreign office that a non-U.S. stockholder receives upon the sale, exchange, redemption, retirement or other disposition of our stock or that a non-U.S. holder receives upon the sale, exchange, redemption, retirement or other disposition of our debt securities. However, this exemption does not apply to brokers that are U.S. persons and certain foreign brokers with substantial U.S. ownership or operations. Any amount withheld under the backup withholding rules is allowable as a credit against such stockholder’s or debt holder’s U.S. federal income tax liability (which might entitle such holder to a refund), provided that such holder furnishes the required information to the IRS. Payments not subject to information reporting requirements may nonetheless be subject to other reporting requirements.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act, or FATCA, provisions of the Code, together with administrative guidance and certain intergovernmental agreements entered into thereunder, impose a 30% withholding tax on certain types of U.S.-source passive payments made to ‘‘foreign financial institutions’’ (as specifically defined in the Code) and certain other non-U.S. entities unless (i) the foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owners) undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity (as the beneficial owner or, in certain cases, as an intermediary for the beneficial owners) either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution that is not subject to special treatment under certain intergovernmental agreements, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertakes to identify accounts held by certain U.S. persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold

30% on payments to account holders whose actions prevent them from complying with these reporting and other requirements. The compliance requirements under FATCA are complex and special requirements may apply to certain categories of payees. Withholding under this legislation applies with respect to any payment of interest, dividends, and certain other types of generally passive income if such payment is from sources within the United States. However, the following payments are not subject to FATCA withholding: (i) income from our stock or our debt securities that is treated as income effectively connected with the conduct of a trade or business within the United States; or (ii) proceeds from a sale or other disposition of our stock or our debt securities.

Medicare Tax

A U.S. stockholder or U.S. debt holder who is an individual is subject to a 3.8% tax on the lesser of (1) the U.S. stockholder’s or U.S. debt holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. stockholder’s or U.S. debt holder’s modified gross income for the taxable year over a certain threshold (which currently is between $125,000 and $250,000, depending on the individual’s circumstances). A similar regime applies to certain estates and trusts. Net investment income generally would include (i) dividends on our common stock and preferred stock (without regard to the 20% deduction allowed by Section 199A of the Code) and gain from the sale of our common stock and preferred stock, and (ii) gross interest income and net gains from the disposition of a debt security. If you are a U.S. person that is an individual, an estate or a trust, you are urged to consult your tax advisors regarding the applicability of this tax to your income and gains in respect of your investment in our common stock, preferred stock or debt securities.

Tax Legislation or Other Actions Affecting REITs

The recently enacted legislation informally knows as the Tax Cuts and Jobs Act, or TCJA, is generally applicable for tax years beginning after December 31, 2017 and made significant changes to the Code, including a number of provisions of the Code that affect the taxation of businesses and their owners, including REITs, their stockholders and holders of their debt securities. Among other changes not reflected elsewhere above, the TCJA (i) reduces the U.S. federal income tax rates on ordinary income of individuals, trusts and estates for taxable years beginning before January 1, 2026 and on corporations indefinitely, (ii) limits the deductibility of interest expense, and (iii) limits the use of net operating losses. The effect of the TCJA on us and our stockholders remains unclear in certain material respects, and further administrative guidance will be required in order to fully evaluate the effect of certain provisions. Future technical corrections with respect to the TCJA could have an adverse effect on us or our stockholders.

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department and it is possible that there could be future changes that could adversely impact our stockholders. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our stockholders may be enacted, amended or repealed. Changes to the U.S. federal income tax laws and to interpretations of the U.S. federal income tax laws could adversely affect an investment in our common stock or preferred stock.

State, Local and Foreign Taxes

We and/or holders of our stock or debt securities may be subject to state, local and foreign taxation in various state or local or foreign jurisdictions, including those in which we or they transact business or reside. The foreign, state and local tax treatment of us and of holders of our stock or debt securities may not conform to the U.S. federal income tax considerations discussed above. The TCJA also disallows itemized deductions for individuals for state and local income, property and sales taxes in excess of a combined limit of $10,000 per year. Prospective investors should consult their own tax advisors regarding the effect of state, local and foreign tax laws on an investment in our common stock, preferred stock or debt securities.

SELLING SECURITY HOLDERS

Information about selling security holders of GLPI, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC, which are incorporated into this prospectus by reference.

PLAN OF DISTRIBUTION

Sales by Us

We may sell the securities offered by this prospectus from time to time in one or more transactions in any of the following ways:

•	directly to investors, including through a specific bidding, auction or other process;

•	to investors through agents;

•	directly to agents;

•	to or through brokers or dealers;

•	to the public through underwriting syndicates led by one or more managing underwriters;

•	to one or more underwriters acting alone for resale to investors or to the public; and

•	through a combination of any such methods of sale.

If we sell securities to a dealer acting as principal, the dealer may resell such securities at varying prices to be determined by such dealer in its discretion at the time of resale without consulting with us and such resale prices may not be disclosed in the applicable prospectus supplement.

Any underwritten offering may be on a best efforts or a firm commitment basis. We may also offer securities through subscription rights distributed to our stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Sales of the securities may be effected from time to time in one or more transactions, including negotiated transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Any of the prices may represent a discount from the then prevailing market prices.

In the sale of the securities, underwriters or agents may receive compensation from us in the form of underwriting discounts or commissions and may also receive compensation from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Discounts, concessions and commissions may be changed from time to time. Dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts, concessions or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting compensation under applicable federal and state securities laws.

The applicable prospectus supplement will, where applicable:

•	describe the terms of the offering;

•	identify any such underwriter, dealer or agent;

•	describe any compensation in the form of discounts, concessions, commissions or otherwise received from us by each such underwriter or agent and in the aggregate by all underwriters and agents;

•	describe the purchase price or the public offering price of the securities;

•	identify the amounts underwritten; and

•	identify the nature of the underwriter’s or underwriters’ obligation to take the securities.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of common stock of GLPI, which are listed on NASDAQ. Any common stock sold pursuant to a prospectus supplement will be listed on NASDAQ, subject to official notice of issuance. We may elect to list any series of debt securities or preferred stock, on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If disclosed in the applicable prospectus supplement, in connection with those derivative transactions third parties may sell securities covered by this prospectus and such prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or from others to settle those short sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivative transactions to close out any related open borrowings of securities. If the third party is or may be deemed to be an underwriter under the Securities Act, it will be identified in the applicable prospectus supplements.

Until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

Underwriters may engage in overallotment. If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those securities as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against or contribution towards certain civil liabilities, including liabilities under the applicable securities laws.

Underwriters, dealers and agents may engage in transactions with us, perform services for us or be our tenants in the ordinary course of business.

If indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that (a) the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (b) if the securities are being sold to underwriters, we shall have sold to the underwriters the total amount of the securities less the amount thereof covered by the contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Underwriters, dealers or agents that participate in the offer of securities, or their affiliates or associates, may have engaged or engage in transactions with and perform services for, GLPI, GLP Capital or our affiliates in the ordinary course of business for which they may have received or receive customary fees and reimbursement of expenses.

Sales by Selling Security Holders

The selling security holders may resell or redistribute the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions, or in any other legal manner, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Persons who are pledgees, donees, transferees, or other successors in interest of any of the named selling security holders (including but not limited to persons who receive securities from a named selling security holder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus) may also use this prospectus and are included when we refer to “selling security holders” in this prospectus. The selling security holders may sell the securities by one or more of the following methods, without limitation:

•

block trades (which may include cross trades) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

•	an exchange distribution or secondary distribution in accordance with the rules of any stock exchange on which the securities may be listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	an offering at other than a fixed price on or through the facilities of any stock exchange on which the securities are listed or to or through a market maker other than on that stock exchange;

•	privately negotiated transactions, directly or through agents;

•	short sales;

•	through the writing of options on the securities, whether or the options are listed on an options exchange;

•	through the distribution of the securities by any security holders to its partners, members or stockholders;

•	one or more underwritten offerings;

•	agreements between a broker or dealer and any security holder to sell a specified number of the securities at a stipulated price per share; and

•	any combination of any of these methods of sale or distribution, or any other method permitted by applicable law.

The security holders may also transfer the securities by gift.

The selling security holders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling security holder. Broker-dealers may agree with a selling security holder to sell a specified number of the securities at a stipulated price per share. If the broker-dealer is unable to sell securities acting as agent for a selling security holder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

From time to time, one or more of the selling security holders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling security holders. The number of a selling security holder’s securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling security holder’s securities will otherwise remain unchanged. In addition, a selling security holder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

The selling security holders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

A selling security holder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling security holder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling security holder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling security holder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

The selling security holders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Exchange Act and the related rules and regulations adopted by the SEC, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling security holders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling security holders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We may agree to indemnify the selling security holders and their respective officers, directors, employees and agents, and any underwriter or other person who participates in the offering of the securities, against specified liabilities, including liabilities under the federal securities laws or to contribute to payments the underwriters may be required to make in respect of those liabilities. The selling security holders may agree to indemnify us, the other selling security holders and any underwriter or other person who participates in the offering of the securities, against specified liabilities arising from information provided by the selling security holders for use in this prospectus or any accompanying prospectus supplement, including liabilities under the federal securities laws. In each case, indemnification may include each person who is an affiliate of or controls one of these specified indemnified persons within the meaning of the federal securities laws or is required to contribute to payments the underwriters may be required to make in respect of those liabilities. The selling security holders may agree to indemnify any brokers, dealers or agents who participate in transactions involving sales of the securities against specified liabilities arising under the federal securities laws in connection with the offering and sale of the securities.

We will not receive any proceeds from sales of any securities by the selling security holders.

We cannot assure you that the selling security holders will sell all or any portion of the securities offered.

We will supply the selling security holders and any stock exchange upon which the securities are listed with reasonable quantities of copies of this prospectus. To the extent required by Rule 424 under the Securities Act in connection with any resale or redistribution by a selling security holder, we will file a prospectus supplement setting forth:

•	the aggregate number of securities to be sold;

•	the purchase price;

•	the public offering price;

•	if applicable, the names of any underwriter, agent or broker-dealer; and

•

any applicable commissions, discounts, concessions, fees or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular transaction (which may exceed customary commissions or compensation).

If a selling security holder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, the prospectus supplement will include any other facts that are material to the transaction. If applicable, this may include a statement to the effect that the participating broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us by Goodwin Procter LLP, New York, New York. Ballard Spahr LLP, Philadelphia, Pennsylvania, will pass upon certain matters of Pennsylvania law. Goodwin Procter LLP may rely on Ballard Spahr LLP with respect to matters governed by Pennsylvania law.

EXPERTS

The consolidated financial statements of Gaming and Leisure Properties, Inc. and the related financial statement schedules, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of Gaming and Leisure Properties, Inc. internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

7,700,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

BofA Securities

Wells Fargo Securities

Citigroup

Mizuho Securities

                , 2021